UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a -12
PROTECTIVE INSURANCE CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing    for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

PROTECTIVE INSURANCE CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 7, 2019

TO THE SHAREHOLDERS OF PROTECTIVE INSURANCE CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Protective Insurance Corporation (the “Corporation”) will be held Tuesday, May 7, 2019 at 10:00 a.m., Eastern Time, at our corporate headquarters at 111 Congressional Boulevard, Suite 500, Carmel, IN 46032 for the following purposes:

1.	To elect nine (9) directors;
2.	To ratify the appointment of Ernst & Young LLP as independent auditor for the Corporation for 2019;
3.	To approve, in an advisory vote, the Corporation’s named executive officer compensation; and
4.	To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on March 18, 2019, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, you are urged to mark, date and sign the enclosed proxy and return it promptly so your vote can be recorded.  If you are present at the meeting and desire to do so, you may revoke your proxy and vote in person.

Shares of Class B common stock are not voting shares and therefore proxies are not being solicited with regard to the Class B shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 7, 2019

In accordance with the rules of the Securities and Exchange Commission, the Corporation is advising its shareholders of the availability on the Internet of the Corporation’s proxy materials related to the Annual Meeting.  These rules allow companies to provide access to proxy materials in one of two ways. Because the Corporation has elected to utilize the “full set delivery” option, the Corporation is delivering to its shareholders paper copies of all of the proxy materials, as well as providing access to those proxy materials on a publicly accessible website.  The notice of annual meeting of shareholders, proxy statement, form of proxy card and Annual Report on Form 10-K for the year ended December 31, 2018 are available at http://ir.protectiveinsurance.com.

Date: April 5, 2019

By Order of the Board of Directors

/s/ Sally B. Wignall
Sally B. Wignall
Senior Vice President and Secretary

YOUR VOTE IS IMPORTANT.  PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

Table of Contents

GENERAL INFORMATION - 1
INFORMATION ABOUT VOTING AND THE MEETING - 1
Record Date and Voting Securities - 1
Voting - 1
Expenses of Solicitation - 2
PROPOSAL #1 - ELECTION OF DIRECTORS - 2
DIRECTOR COMPENSATION - 5
CORPORATE GOVERNANCE AND BOARD OF DIRECTORS - 7
Board and Committee Membership and Meetings - 7
Committees of the Board of Directors - 9
Leadership Structure - 11
Board of Directors and Risk Management - 12
Code of Conduct - 12
Compensation Committee Interlocks and Insider Participation - 12
Certain Relationships and Related Transactions - 12
Director Independence - 13
PROPOSAL #2 - RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITOR FOR THE CORPORATION FOR 2019 - 13
Independent Auditor Fees  - 14
AUDIT COMMITTEE REPORT - 15
EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS - 16
Executive Compensation Philosophy, Strategy & Objectives - 16
Executive Compensation Administration - 18
Components of Executive Compensation for 2018 - 19
Components of Executive Compensation for 2019 - 25
Other Compensation Matters - 26
Compensation Committee Report - 28
SUMMARY COMPENSATION TABLE - 29
Grants of Plan-Based Awards Table - 33
Option Exercises and Stock Vesting Table - 34
Outstanding Equity Awards at Fiscal Year End - 35

- i -

Equity Compensation Plan Information - 36
Potential Payments upon Termination or Change in Control - 36
Chief Executive Officer Pay Ratio - 43
PROPOSAL #3 - ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION - 44
EQUITY OWNERSHIP AND SHAREHOLDER INFORMATION - 45
Beneficial Owners of More than 5% of the Class A Common Stock - 45
Common Stock Beneficially Owned by Directors and Management - 46
Section 16(a) Beneficial Ownership Reporting Compliance - 47
Shareholder Communication - 47
Submission of Shareholder Proposals - 47
Other Matters - 48

- ii -

PROTECTIVE INSURANCE CORPORATION
PROXY STATEMENT

General Information
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Protective Insurance Corporation (the “Corporation,” “we,” “us,” “our”) of proxies to be voted at the Annual Meeting of Shareholders to be held on Tuesday, May 7, 2019 (the “Annual Meeting”) at 10:00 a.m., Eastern Time, at our corporate headquarters at 111 Congressional Boulevard, Suite 500, Carmel, IN 46032 in accordance with the foregoing notice.  The Proxy Statement and accompanying proxy card were first mailed to shareholders on or about April 5, 2019.

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), in addition to mailing a full set of the proxy materials to our shareholders, we are also providing access to our proxy materials on a publicly accessible website.  The notice of annual meeting of shareholders, Proxy Statement, form of proxy card and Annual Report on Form 10-K for the year ended December 31, 2018 are available at http://ir.protectiveinsurance.com.  The mailing address of our principal office is 111 Congressional Boulevard, Carmel, IN 46032.

Any proxy may be revoked by the person giving it at any time before it is voted by delivering to our Corporate Secretary at our principal office a written notice of revocation or a duly executed proxy bearing a later date.  Shares represented by a proxy, properly executed and returned to us, and not revoked, will be voted at the Annual Meeting.

Shares will be voted according to the directions of the shareholder as specified on the proxy.  If you sign, date, and return your proxy card but do not provide instructions, the proxy will be voted FOR the election of the nine (9) directors named as nominees in this Proxy Statement, FOR the appointment of Ernst & Young LLP as our independent auditor for 2019, and FOR the approval of our named executive officer compensation.  Any other matters that may properly come before the meeting will be acted upon by the persons named in the accompanying proxy card in accordance with their discretion.

Information about Voting and the Meeting

Record Date and Voting Securities
The close of business on March 18, 2019 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.  As of March 18, 2019, we had 2,615,339 shares of Class A common stock outstanding and entitled to vote.  Each share of Class A common stock is entitled to one vote.  The vote can be exercised in person or by proxy.  We have no other outstanding securities entitled to vote.  There will be no cumulative voting for the election of directors.

Shares of Class B common stock are not voting shares and therefore proxies are not being solicited with regard to the Class B shares.

Voting
In order to constitute a quorum for the Annual Meeting, a majority of the votes entitled to be cast at the Annual Meeting must be present either in person or by proxy.  Abstentions and broker non-votes will be considered as present for determining a quorum.

It is possible that a proxy would indicate that not all shares represented by it are being voted for specific proposals.  For example, a broker cannot vote shares held in street name on certain proposals when the owner of those shares has not provided instructions on how he or she would like them to be voted, which are called “broker non-votes.”  The election of directors and the proposal relating to the approval of our named executive officer compensation fall into this category. Accordingly, if you hold your shares in street name and wish your shares to be voted on Proposals 1 or 3, you must give your broker voting instructions.
You may revoke your proxy at any time prior to the Annual Meeting.  If you provide more than one proxy, the proxy having the latest date will revoke any earlier proxy.  If you attend the Annual Meeting and you are a shareholder of record, you will be given the opportunity to revoke your proxy and vote in person.  If you are a beneficial owner, you must have a legal proxy from your bank, broker or nominee in order to vote in person at the Annual Meeting.

Expenses of Solicitation
All expenses of the solicitation of proxies will be paid by us.  Our officers, directors or other employees, acting without additional compensation, may solicit proxies by telephone or by special calls.  We will also reimburse brokers and other persons holding stock in their names or in the names of their nominees for their expenses in forwarding proxies and proxy materials to the beneficial owners of our stock.

Proposal #1 – Election of Directors
The Board currently consists of nine directors serving one-year terms until the next annual meeting of shareholders and until the director’s successor is elected and has qualified.  The Nominating and Governance Committee of the Board has determined to nominate all of our current directors for reelection at the Annual Meeting.  Based upon the recommendation of the Nominating and Governance Committee, the Board has nominated nine directors to be elected to the Board to hold office until the 2020 annual meeting of the shareholders and until their respective successors are elected and qualified.

All of the nominees are currently directors.  Each of the nominees for director has consented to being named as a nominee in this Proxy Statement and has indicated a willingness to serve if elected. If for any reason a nominee should become unable or unwilling to accept nomination or election, the proxy holders intend to vote the proxy for the election of such other person as the Board, upon the recommendation of the Nominating and Governance Committee, may select. Alternatively, the Board may reduce the number of directors to eliminate the vacancy.

The only family relationship between any director nominee or any of our executive officers is that of Nathan and Robert Shapiro, who are brothers.  A majority of the nominees are independent directors within the meaning of applicable Nasdaq Stock Market LLC (“Nasdaq”) listing standards, as noted in the table on page 10.  There are no arrangements between any director nominee and any other person in connection with being selected to serve on the Board.

The following summaries set forth the name and age of each director and nominee, all offices held with us, the nominee’s principal occupation, a brief account of his or her business experience during the past five years, including other public company directorships, as well as the key qualifications, experiences, attributes or skills that led to the conclusion that he or she should serve as a director.
Director nominees will be elected by the plurality of the votes cast by the shares entitled to vote in the election at the Annual Meeting (i.e., the nominees receiving the highest number of votes cast in each category will be elected).  The election of directors will not be affected if you choose to not vote your shares or if you withhold authority to vote your shares and will not be affected by broker non-votes.  Proxies cannot be voted for a greater number of persons than the nine director nominees.

The Board of Directors recommends a vote “FOR” the election of the below Director nominees.

STEVEN J. BENSINGER	Age 64	Director Since 2018
Mr. Bensinger has served as one of our directors since February 2018. Mr. Bensinger has served as a Partner and Senior Advisor with TigerRisk Partners LLC, a privately held firm providing advisory services to the insurance industry, since October 2015.  He also served as a Senior Managing Director at FTI Consulting in its Global Insurance Services Practice from February 2012 to October 2015.  From January 2010 to June 2011, he worked at The Hanover Insurance Group as Executive Vice President and Chief Financial Officer.  From September 2002 to October 2008, Mr. Bensinger worked at American International Group, Inc. (AIG), where he held a number of senior executive positions, including both Chief Financial Officer and Vice Chairman, Financial Services. Mr. Bensinger has also held senior positions with Combined Specialty Group, Inc. (Aon), Chartwell Re Corporation, Skandia America Corporation and Coopers & Lybrand.  Mr. Bensinger is a Certified Public Accountant and a Certified Global Management Accountant.  He has served as a director of Kinsale Capital Group, Inc. since 2015 and has served on the board of governors of The Doctors Company since 2014.  We believe Mr. Bensinger's more than 30 years of experience in the insurance industry and his financial and business acumen, which have provided him with significant expertise in our area of business, provide him with the background necessary to serve as an effective Board member.

STUART D. BILTON	Age 72	Director Since 1987
Mr. Bilton was appointed as our Lead Director in June 2018.  He served as Chairman and Chief Executive Officer of Aston Asset Management, LLC, a diversified investment management firm from 2006 until his retirement in 2015.  He also served as Chief Executive Officer and President of the Aston Funds, a family of mutual funds and was Chairman of Aston Funds from 2007 to 2013.  Mr. Bilton held executive level positions with ABN AMRO Asset Management (US), Inc. from 2001 until 2006.  We believe Mr. Bilton’s extensive experience in investment management and his more than 30 years of service as a member of our Board provide him with the background necessary to serve as an effective Board member.

OTTO N. FRENZEL IV	Age 59	Director Since 2008
Mr. Frenzel has served as Chairman of Kauffman Engineering, Inc., an Indiana-based manufacturer of electrical equipment, since 2001, and he was formerly Chairman of Symphony Bank in Indianapolis from 2005 until 2008.  We believe Mr. Frenzel’s extensive experience in banking and corporate management, along with his more than 10 years of service as a member of our Board, provide him with the background necessary to serve as an effective Board member.

LORIANN V. LOWERY- BIGGERS	Age 52	Director Since 2017
Ms. Lowery-Biggers serves as the Chief Executive Officer of Bella Vaughn, Inc., a global diamond and design company.  Previously, she served as President of Field Operations, Senior Vice President and Chief Marketing Officer of The Navigators Group, Inc. from October 2009 until October 2016 and as President of North American Operations at Society of Lloyd's (“Lloyd’s”) from 2008 until 2009.  Prior to joining Lloyd's, Ms. Lowery-Biggers held the positions of Managing Director and National Practice Leader for Risk Management and Financial Products for Wells Fargo Insurance Services and served as Vice Chairman of the Wells Fargo Captive, and as the Managing Director and Practice Leader for Enterprise Risk Management, Alternative Risk Finance and Risk Solutions at Marsh and McLennan.  Ms. Lowery-Biggers currently serves as a director of Copper Point Mutual Insurance Co. Inc. and Brown and Riding Insurance, Inc.  We believe Ms. Lowery-Biggers’ more than 25 years of experience in the insurance industry and her business acumen, which have provided her with significant expertise in our area of business, provide her with the background necessary to serve as an effective Board member.

DAVID W. MICHELSON	Age 61	Director Since 2018
Mr. Michelson has served as one of our directors since May 2018.  Mr. Michelson served as a Senior Advisor for National Interstate Corporation ("National Interstate") from May 2016 until May 2018.   Mr. Michelson served as National Interstate's President and Chief Executive Officer from January 2008 until May 2016 and as a Director from April 2009 until November 2016.   Mr. Michelson served in various other capacities at National Interstate from 1992 through 2007, including roles as Vice President, Senior Vice President, Executive Vice President, and Chief Operating Officer. In addition, Mr. Michelson served as Board Chairman for National Interstate Insurance Company from April 2009 until May 2016.    Prior to joining National Interstate, Mr. Michelson held roles at Liberty National Fire Insurance Company, Reliance Insurance Company and Progressive Corporation.  We believe Mr. Michelson’s years of experience in the insurance industry and his financial and business acumen, which have provided him with significant expertise in our area of business, provide him with the background necessary to serve as an effective Board member.

JOHN D. NICHOLS, JR.	Age 59	Director Since 2017
Mr. Nichols was appointed as our Interim Chief Executive Officer and Chairman of the Board of Directors in October 2018.  Mr. Nichols served as Chief Executive Officer of AXIS Re, a leading reinsurer to global property and casualty insurance companies, from 2012 until February 2017.  Prior to joining AXIS Re, Mr. Nichols served as President of RenaissanceRe Ventures Ltd. from 2001 until 2010, where he was responsible for business development and management of joint ventures and venture capital business.  Prior to joining RenaissanceRe, Mr. Nichols held various positions with Hartford Steam Boiler and Monarch Capital, and also worked for the accounting firm Matson, Driscoll & Damico.  Mr. Nichols is also a director of Delaware North Companies and National General Holdings Corp.  We believe Mr. Nichols’ more than 20 years of experience in the insurance industry, his service as Interim Chief Executive Officer and Chairman, and his financial and business acumen, which have provided him with significant expertise in our area of business, provide him with the background necessary to serve as an effective Board member.

JAMES A. PORCARI III	Age 61	Director Since 2017
Mr. Porcari is the founder and managing partner of Insurance Resources International, LLC (“IRI”), consultants to the automobile insurance industry and companies supporting the insurance industry.  Prior to founding IRI in 2010, Mr. Porcari was President of Personal Lines Claims (US) for American International Group, Inc. (“AIG”) from 2002 to 2009.  From 2007 until 2009, Mr. Porcari served in additional functions as both Chair of the Executive Committee of AIG Worldwide Investigative Resources (AIGWIR), the AIG worldwide special investigations organization, and as one of three members of the corporate steering committee for the AIG global claims review.  Prior to joining AIG, Mr. Porcari held various leadership positions with several insurers, including GMAC/Integon, USF&G, Transport Group, and Progressive Corporation.  Mr. Porcari is also a director of National Truck Protection, Collision Diagnostic Services, Livegenic, and Homesite Insurance.  We believe Mr. Porcari’s more than 25 years of experience in the insurance industry and his business acumen, which have provided him with significant expertise in our area of business, provide him with the background necessary to serve as an effective Board member.

NATHAN SHAPIRO	Age 82	Director Since 1979
Mr. Shapiro served as the President of SF Investments, Inc., a broker/dealer in securities, from 1970 until 2009 and continues to serve as an investment advisor representative affiliated with New Vernon Wealth Management, Inc., successor to SF Investments, Inc.  Since December 1977, Mr. Shapiro has also served as President of New Horizons, Inc., management consultants.  Mr. Shapiro’s extensive experience in investment management, particularly within the property and casualty insurance industry, his management and directorship with other public and private companies and his 40 years of service as a member of our Board provide him with the background necessary to serve as an effective Board member.

ROBERT SHAPIRO	Age 80	Director Since 1997
Mr. Shapiro has served as President and Chief Executive Officer of Emlin Cosmetics, Inc., a corporation engaged in the manufacture and distribution of cosmetic products, since 1964.  Mr. Shapiro’s experience in management and directorship with other companies and his more than 20 years of service as a member of our Board provide him with the background necessary to serve as an effective Board member.

Director Compensation
The following table sets forth information regarding the compensation earned by each of our non-employee directors during 2018.  Non-employee director compensation is determined annually by the Board acting on the recommendation of the Nominating and Governance Committee.  Directors who are also employees receive no additional compensation for service as a director. The compensation paid to Mr. Nichols, Mr. Birchfield, and Mr. Steven Shapiro during 2018 is set forth in the Summary Compensation Table beginning on page 29.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Steven J. Bensinger	30,000	49,874	445	80,319
Stuart D. Bilton	47,500	40,000	1,802	89,302
Otto N. Frenzel IV	49,500	40,000	1,802	91,302
LoriAnn Lowery-Biggers	42,500	40,000	1,370	83,870
David W. Michelson (a)	20,000	40,000	0	60,000
Philip V. Moyles, Jr. (b)	20,000	0	1,802	21,802
John A. Pigott (c)	20,000	0	1,802	21,802
James A. Porcari, III	45,000	40,000	1,802	86,802
Kenneth D. Sacks (d)	40,000	40,000	1,802	81,802
Nathan Shapiro	40,000	40,000	1,802	81,802
Norton Shapiro	40,000	40,000	1,802	81,802
Robert Shapiro	40,000	40,000	1,802	81,802

(a)	Mr. Michelson was elected to the Board in May 2018.
(b)	Mr. Moyles served on the Board until May 2018.
(c)	Mr. Pigott served on the Board until May 2018.
(d)	Mr. Sacks served on the Board until July 2018.

2018 Fees Earned or Paid in Cash:
●
Board meeting attendance fee of $10,000 for each regular or in-person meeting of the Board.  Directors are encouraged to attend in person, but may attend via teleconference or videoconference.  This fee is reduced to zero in the case of non-attendance and no additional fees are paid for special meetings which are held telephonically.  This fee is paid quarterly in the quarter following meeting attendance.

●	The Chairman of the Audit Committee receives an additional $3,500 per quarter.
●	The Chairmen of the Nominating and Governance and Compensation Committees each receive an additional $2,500 per quarter.
●
No additional fees are paid for committee membership or committee meetings which are held telephonically or in conjunction with a regular Board meeting.  Committee members will receive $2,500 for attendance at non-telephonic committee meetings held at other times.  The Compensation Committee held a non-telephonic meeting in March 2018 for which the committee members received a $2,500 attendance fee.

●	Reimbursement for customary and usual travel expenses.

2018 Stock Awards - An annual retainer in the amount of $40,000 is paid to each non-employee director in the form of restricted shares of our Class B common stock.  The amount shown in the table above represents the approximate grant date fair value of stock awards issued to each non-employee director during 2018, in accordance with Accounting Standards Codification Topic 718, “Compensation — Stock Compensation” (“ASC Topic 718”).

The number of restricted shares awarded is determined by dividing the annual retainer amount by the closing price of our Class B common stock on Nasdaq on the date of grant.  Unless otherwise noted, each non-employee director received 1,735 shares of restricted stock on the date of our annual meeting of shareholders (May 8, 2018), which shares fully vest on May 8, 2019.  In addition, Mr. Bensinger received 408 shares of restricted stock on February 9, 2018, which shares fully vested on May 9, 2018, representing a pro-rated portion of his 2017-2018 annual retainer equal to $9,874 divided by the closing price of our Class B common stock on May 9, 2017, the date of the annual directors’ grant.  No other shares of restricted stock or other equity awards were held by our directors as of December 31, 2018.

All Other Compensation - Restricted stock is treated as outstanding for purposes of dividend accruals from the date of grant and accrued dividends are paid to directors upon the vesting of the restricted shares.  The amount shown as All Other Compensation in the table above represents dividends paid to each applicable director in May 2018, at a total of $1.09 per share, upon the vesting of restricted stock granted in 2017.

In November 2018, upon the recommendation of the Nominating and Governance Committee, the Board approved an updated compensation plan for our non-employee directors based on an evaluation of our current Board compensation in comparison to the companies identified as our comparator group in the Executive Compensation Discussion and Analysis on page 19.   The Nominating and Governance Committee recommended increasing total compensation to be closer to the mean compensation offered by our comparator group while maintaining a balance of approximately 50% cash compensation and 50% equity compensation.   Beginning in January 2019, our non-employee directors will receive the following compensation for their service as directors:
●	Board meeting attendance fee of $15,000 for each regular or in-person meeting of the Board.
●	An annual retainer in the amount of $60,000 paid in the form of restricted shares of our Class B common stock.
●	The Lead Director and Chairman receive an additional $5,000 per quarter.
●	The Chairman of the Audit Committee receives an additional $3,750 per quarter.
●	The Chairmen of the Nominating and Governance and Compensation Committees each receive an additional $2,500 per quarter.
●
No additional fees are paid for committee membership or committee meetings which are held telephonically or in conjunction with a regular Board meeting.  Committee members will receive $2,500 for attendance at non-telephonic committee meetings held at other times.

●	Reimbursement for customary and usual travel expenses.

Corporate Governance and Board of Directors

Board and Committee Membership and Meetings
In 2018, each director attended at least 75 percent of the total number of meetings of the Board and the committees on which he or she served that were held during the period for which he or she was a director or committee member.  In addition to formal meetings, the Board and committees also carry on their business through frequent telephone conversations and informal contacts among their members.  All board members are also expected to attend the annual meeting of shareholders, and all directors elected at the 2018 annual meeting of shareholders were in attendance.

We currently have four standing committees of the Board – the Audit Committee, the Compensation Committee, the Investment Committee and the Nominating and Governance Committee. The following table provides membership information for each of the current standing committees of the Board as of March 1, 2019 and the number of meetings that the full Board and each committee held in 2018.

Name	Board of Directors	Audit Committee	Compensation Committee	Nominating and Governance Committee	Investment Committee
Steven J. Bensinger (a)	✓				■
Stuart D. Bilton (b)	✓	■		■	■
Otto N. Frenzel IV (c)	✓	■		☒
LoriAnn V. Lowery-Biggers (d)	✓		■	■
David W. Michelson (e)	✓	☒	■
John D. Nichols, Jr. (f)					■
James A. Porcari, III (g)	✓		☒	■
Nathan Shapiro					☒
Robert Shapiro					■
Number of Meetings in 2018	12	6	9	10	4

✓	An Independent Director within the meaning of applicable Nasdaq listing standards.
■	Member
☒	Committee Chairman
(a)
Mr. Bensinger served on the Audit Committee from February 2018 to December 2018 and was Chairman of the Audit Committee from October 2018 to December 2018.  Mr. Bensinger served on the Compensation Committee from August 2018 to November 2018 and was appointed to the Investment Committee in May 2018.

(b)
Mr. Bilton was appointed as Lead Director in June 2018.  Mr. Bilton served on the Audit Committee until May 2018 and served as Chairman of the Nominating and Governance Committee until August 2018.   Mr. Bilton was reappointed to the Audit Committee in December 2018.

(c)	Mr. Frenzel served as Chairman of the Audit Committee until March 2018. Mr. Frenzel was appointed as Chairman of the Nominating and Governance Committee in August 2018.
(d)	Ms. Lowery-Biggers was appointed to the Nominating and Governance Committee in May 2018.
(e)
Mr. Michelson was appointed as a member of the Audit Committee in May 2018 and was appointed as Chairman of the Audit Committee in December 2018.  Mr. Michelson was appointed to the Compensation Committee in August 2018.

(f)
Mr. Nichols was appointed as Chairman of the Audit Committee in March 2018.   Concurrent with his appointment as Interim Chief Executive Officer in October 2018, Mr. Nichols ceased to be a member of the Audit Committee.

(g)	Mr. Porcari was appointed as Chairman of the Compensation Committee in August 2018 and was appointed to the Nominating and Governance Committee in August 2018.

Committees of the Board of Directors
Audit Committee
Current members of the Audit Committee are identified in the table above.  All members of the Audit Committee are independent as defined in both the Nasdaq listing standards and the SEC rules applicable to audit committee members.  The Board has determined that the Chairman of the Audit Committee, David W. Michelson, is an audit committee financial expert, as defined in the SEC rules.

The Audit Committee has a charter, a copy of which may be found in the corporate governance section of our website at ir.protectiveinsurance.com/govdocs.  The principal duties of the Audit Committee include oversight of our external auditor and financial reporting practices, review of related person transactions, whistleblower compliance, and monitoring our internal audit processes and controls.

Compensation Committee
All members of the Compensation Committee, as identified in the table on page 8, are independent as defined in both the Nasdaq listing standards and the SEC rules applicable to compensation committee members.

The Compensation Committee has a charter, a copy of which may be found in the corporate governance section of our website at ir.protectiveinsurance.com/govdocs.  As set forth in the charter, our executive compensation program is administered by the Compensation Committee.  This committee also oversees the administration of our employee benefits plans and establishes policies relating to the compensation of executive officers.  The Compensation Committee reviews all aspects of executive compensation and evaluates the performance of our executive officers, including our named executive officers, as set forth on page 16.  In addition, the Compensation Committee reviews, manages and administers our annual incentive and stock-based compensation plans.  The Compensation Committee approves which executive officers are to receive equity awards as a portion of their compensation and their aggregate compensation, which determines the number of underlying shares and terms of the equity awards.  For a more detailed description of our executive officer compensation policies and procedures, including the role of management and the Compensation Committee’s compensation consultant in setting executive officer compensation, see the Executive Compensation Discussion and Analysis beginning on page 15.

Investment Committee
The Investment Committee sets policy regarding the allocation, quality, risk and duration of our investment portfolios and the positioning of such portfolios in the context of our overall enterprise risk management program.  The Investment Committee has a charter, a copy of which may be found in the corporate governance section of our website at ir.protectiveinsurance.com/govdocs.  Pursuant to its charter, the Investment Committee assists the Board in reviewing our investment policies, strategies, transactions and performance.  The Investment Committee also assesses the use of various investment strategies to achieve and support our operational goals, approves the hiring of all portfolio investment managers, and evaluates the performance of each investment manager.  The Investment Committee administers our stock repurchase program, which was reinstated in August 2017.  Current members of the Investment Committee are identified in the table on page 8.

Nominating and Governance Committee
The Nominating and Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance and assisting the Board in developing criteria for open Board positions and making recommendations to the Board regarding such candidates.  The Committee also makes recommendations to the Board with respect to compensation of non-employee directors.  All current members of the Nominating and Governance Committee, identified in the table on page 8, are independent within the meaning of the Nasdaq listing standards.

The Nominating and Governance Committee has a charter, a copy of which may be found in the corporate governance section of our website at ir.protectiveinsurance.com/govdocs.  In accordance with the charter, the Nominating and Governance Committee is responsible for evaluating the requisite skills and characteristics of members of the Board and, annually, recommending to the Board the nominees for election as directors.  The Nominating and Governance Committee adheres to a Board candidate selection policy and considers candidates with the following qualifications (although they are not necessarily limited to candidates with such qualifications) and no one factor is considered more important than any other factor:
●
Chief executive officers or senior executives, particularly those with a deep understanding of insurance company operations, with investment expertise, with expertise in a specific area useful to the Corporation, or who have held senior positions in a publicly traded insurance company;

●	Individuals who meet the current criteria of the SEC and Nasdaq to be considered as independent directors;

●	Individuals with upstanding character, integrity, and ethical standards who fit with the culture of the current Board; and

●	Diversity with respect to gender, ethnicity, age, geographic location and experience.

The Board does not have a written policy regarding diversity, although, as noted above, diversity is one factor that the Nominating and Governance Committee considers when recommending director nominees to the Board.

Although the Board does not have a retirement age for directors, the Committee will not consider any candidate for an initial term when the candidate is older than 65 years of age.

Any director candidate nominated by a shareholder, together with any information about the candidate’s qualifications, will be evaluated by the Nominating and Governance Committee using the same factors as set forth above.  A shareholder wishing to nominate a candidate for the Board should send a written nomination to our Corporate Secretary at our principal offices.  The nomination should include a detailed resume providing specificity as to the qualifications of the nominee, including, but not limited to, those specified above.  To be considered, a nomination must be received not less than 90 days nor more 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders.  In the case of the 2020 annual meeting of shareholders, the deadline is no earlier than January 8, 2020 and no later than February 7, 2020.  All recommendations must be accompanied by a written consent of the nominee to be nominated for election to our Board.

The Nominating and Governance Committee recommended each of the nominees included for election in this Proxy Statement.

Ad Hoc Committees
In addition to the committees discussed above, from time to time, the Board, in its discretion, may form other committees.  In October 2018, the Board formed a special committee to conduct a review of strategic alternatives.  The Board approved a charter for this special committee in November 2018.  The members of the special committee are LoriAnn V. Lowery-Biggers, David W. Michelson, John D. Nichols, Jr., Nathan Shapiro, and Robert Shapiro.  The special committee held seven meetings in 2018, in addition to informal discussions, and reports to the full Board in connection with Board meetings.

Leadership Structure
The Board does not have a policy as to whether the role of the Chief Executive Officer (“CEO”) and the office of Chairman should be separate.  In 2018, the Board continuously evaluated what roles would be in the best interest of the Corporation and our shareholders based on the changes in executive leadership that occurred throughout 2018, as outlined below.

Mr. Steven Shapiro served as Executive Chairman of the Board of Directors from October 2015 until June 2018.  In determining that Mr. Shapiro was the appropriate person to serve in the role of Executive Chairman, the Board relied on several factors, including Mr. Shapiro’s service on our Board since 2007 and his service as the Lead Director from 2010 until his appointment as Executive Chairman.

Upon Mr. Steven Shapiro’s resignation in June 2018, the Board determined that the role of Executive Chairman would be retired.  Instead, the Board determined that the Corporation and the Board would benefit from having distinct leadership roles that represented both management and independent Board members.   As a result, in June 2018, the Board created the role of Lead Director, which as defined in our Code of By-Laws, must be selected from among the independent directors.   The role of the Lead Director is to ensure that the Board is able to carry out its responsibilities effectively and independently of both management and shareholders.   Mr. Stuart Bilton was appointed as our Lead Director in June 2018.

After the retirement of the Executive Chairman position in June 2018, the Board retained the flexibility to utilize the Chairman role. In October 2018, in connection with his appointment as Interim Chief Executive Officer, Mr. Nichols was appointed to the additional role of Chairman of the Board.   Although the roles of Chairman and CEO are currently combined, it is intended that this will cease to be the case upon the selection of a permanent CEO.  Mr. Nichols has agreed to continue to serve as Chairman after a permanent CEO candidate is selected to ensure an effective executive transition and allow the Corporation and the permanent CEO to benefit from the continuity of support from Mr. Nichols and the Board.

Regardless of whether the roles of Chairman and CEO are separated, the Board believes that appropriate mechanisms are in place to ensure that we maintain standards of corporate governance that ensure the continued accountability of the CEO to the Board.  These mechanisms include:
●	The majority of directors are independent.
●
The Audit, Compensation, and Nominating and Governance Committees are comprised of and chaired by non-employee directors who meet the independence requirements under the Nasdaq listing standards and other governing laws and regulations.

●
The independent directors meet in regular executive sessions, without management present, to discuss the effectiveness of our management team, the quality of the Board meetings and any other issues or concerns.

Board of Directors and Risk Management
As a part of its oversight function, the Board monitors how management operates the Corporation, in part via its committee structure.  The Board receives regular updates and reports from management, including from our Chief Risk Officer, allowing the Board to evaluate strategies and consider the risks involved in all of our insurance and investment activities.  The Board has no single risk management committee but, rather, each committee considers risk issues associated with its specific role as discussed in this Proxy Statement.

Code of Conduct
The Board has adopted a Code of Business Conduct, which is applicable to all directors, officers at the vice president level and above as well as certain other employees with control over accounting data.  The Code of Business Conduct is available on our website at ir.protectiveinsurance.com/govdocs.

Compensation Committee Interlocks and Insider Participation
No person who served as a member of the Compensation Committee during 2018 has served as an officer or employee of the Corporation.  No interlocking relationship exists between any member of our Compensation Committee and any member of the compensation committee of any other company, nor has any such interlocking relationship existed in the past.  Mr. Moyles, who served on the Compensation Committee until May 2018, had a material indirect interest in a related person transaction under Item 404 of Regulation S-K during 2018, as described below.

Certain Relationships and Related Transactions
Through our insurance subsidiaries, we have made investments in limited partnerships in which NV Capital Holdings II, LLC and affiliates (“NVCH”) serve as general partner and/or investment manager.  Nathan Shapiro and Steven Shapiro, along with their family members, each own membership interests in NVCH.  Mr. Steven Shapiro served as our Executive Chairman and as a director until June 2018, and Mr. Nathan Shapiro is a current director and a nominee for reelection as a director.  Messrs. Nathan Shapiro and Steven Shapiro, along with their family members, do not have a controlling interest in NVCH, and there is no agreement that these individuals will act in concert with one another with respect to their membership interests in NVCH.  A total of $13,000,000 has been invested in limited partnerships managed by NVCH.  These investments had an aggregate market value of approximately $32,028,000 at December 31, 2018.  During 2018, we incurred an aggregate of $639,000 in management fees and no performance-based fees for management of these limited partnerships.  We have been informed that the fee rates applied to our investment in partnerships managed by NVCH affiliates are the same as, or lower than, the fee rates charged to unaffiliated customers for similar investments.

We utilize New Vernon Wealth Management, LLC and affiliates (“NVWM”) for the management of portions of our fixed income and equity security portfolios with a total market value of approximately $17,065,000 at December 31, 2018, as well as for investment advisory services.  One-third of the membership interests of NVWM are held by NVCH and one-third are held by Mr. Steven Shapiro, along with his family members. There is no agreement that these individuals and entities will act in concert with one another with respect to their membership interests in NVWM.  Mr. Steven Shapiro also serves as NVWM’s Manager, Vice President, and Chief Investment Officer.  Fees paid to NVWM for the management of these portfolios and for advice and counseling on our investment portfolios totaled $103,000 during 2018.  We have been informed that the fee rates applied to our investments managed by NVWM are lower than the fee rates charged to unaffiliated customers for similar investments.

Philip V. Moyles, Jr., who served as one of our directors until May 2018, is the Managing Principal and CEO of Vanbridge Holdings LLC (“Vanbridge”), which is an insurance intermediary, capital advisor, and insurance and reinsurance management firm. Vanbridge was acquired by EPIC Insurance Brokers & Consultants in September 2018.   In 2015, we entered into a consulting agreement with Vanbridge pursuant to which we paid Vanbridge an annual consulting fee of $300,000; this agreement expired in October 2018.  In addition, under the terms of an ongoing agency agreement we entered into with Vanbridge in March 2016, Vanbridge serves as an insurance broker that places insurance business with us and earns commissions on such business.  In 2018, Vanbridge earned $193,000 in commissions from business placed with us pursuant to the agency agreement.  The commission rates paid to Vanbridge under the agency agreement are consistent with the commission rates we pay to similar agents and brokers.  In November 2017, we entered into an arrangement with Vanbridge wherein Vanbridge served as the broker for insurance company owned life insurance we purchased.  Vanbridge earned approximately $350,000 in 2018 for the placement of the insurance and is eligible to earn approximately $38,000 in administration fees from our policy annually.

Pursuant to its written charter, the Audit Committee is responsible for the review, approval, and annual ratification of related person transactions.  In accordance with the Audit Committee’s policies and procedures regarding the review of related person transactions, in determining whether to approve or ratify a transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction, and our expected benefits from the transaction.  No director is permitted to participate in any discussion or approval of any transaction in which he or she or any family member has a direct or indirect interest, except that the director is required to provide all material information concerning the transaction to the Audit Committee.

The Audit Committee has reviewed and approved each of the transactions set forth above in accordance with its policies and procedures outlined above.

Director Independence
In addition to the relationships described above, in determining director independence, the Board also considered Mr. Bensinger's position as a Partner and Senior Advisor with TigerRisk Partners, LLC ("TigerRisk").  TigerRisk serves as a reinsurance broker for us and receives a commission based on the amount of premium we cede under reinsurance arrangements brokered by TigerRisk.  We have also engaged TigerRisk Capital Strategies, LLC (“TCMA”) to act as an advisor in the exploration and evaluation of potential strategic partnerships or transactions. Other than interests as a partner of TigerRisk, Mr. Bensinger does not receive any compensation from TigerRisk or TCMA in connection with either the reinsurance brokerage services or advisory services they respectively provide to us.  The aggregate commissions and payments we paid to TigerRisk and TCMA in any of the past three years did not exceed 5% or more of TigerRisk's 2018 consolidated gross revenue.  The Audit Committee determined that Mr. Bensinger does not have a material direct or indirect interest in the transactions described above and that these relationships would not interfere with Mr. Bensinger's exercise of independent judgement in carrying out his responsibilities as a member of our Board.

Proposal #2 - Ratification of the Appointment of Ernst & Young LLP as Independent Auditor for the Corporation for 2019
The Board has appointed Ernst & Young LLP as independent auditor to audit our financial statements for 2019.  Representatives of Ernst & Young LLP are expected to attend the Annual Meeting on May 7, 2019.  They will be provided an opportunity to make a statement should they desire to do so and will be available to respond to appropriate inquiries from the shareholders.  Ernst & Young LLP has acted as our independent auditor since 1970.

The Audit Committee believes that the continuance of Ernst & Young LLP as our independent auditor is in the best interests of the Corporation and our shareholders.  As a result, the Audit Committee has selected Ernst & Young LLP to continue in that capacity for 2019 and is submitting this matter to shareholders for their ratification as a matter of good corporate governance.  In the event this proposal is not approved, the Audit Committee will consider whether to select another independent auditor.
The ratification of the appointment of our independent auditors for 2019 will be approved if more shares are voted “FOR” each proposal than “AGAINST.”  Neither abstentions nor broker non-votes will affect the outcome of this proposal.
The Board of Directors recommends a vote “FOR” ratification of the selection of Ernst & Young LLP as our independent auditor for 2019.

Independent Auditor Fees
Audit Fees
Fees for audit services performed by Ernst & Young LLP totaled $1,586,000 for the year ended December 31, 2018 and totaled $1,301,300 for the year ended December 31, 2017.  These totals are inclusive of fees associated with the annual audit, reviews of quarterly reports on Forms 10-Q, statutory audits and loss reserve certifications required by regulatory authorities for each of the insurance company subsidiaries and the review of our internal controls as required by Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees
No fees for audit-related services were paid to Ernst & Young LLP for the years ended December 31, 2018 and December 31, 2017.

Tax Fees
No fees were paid to Ernst & Young LLP for tax services in 2018 and 2017.

All Other Fees
No fees were billed by Ernst & Young LLP for professional services rendered during the fiscal years ended December 31, 2018 and 2017 other than those specified above.

The Audit Committee pre-approves audit engagement terms and fees prior to the commencement of any audit work, other than that which may be necessary for the independent auditor to prepare the proposed audit approach, scope and fee estimates.  The independent auditor submits a written proposal that details all audit and audit-related services.  Revisions to the written proposal, if necessary, are also submitted in writing.  Audit fees, including the internal control attestation required by the Sarbanes-Oxley Act, are fixed and contained in the proposal.  We received a proposal for the audit engagement for 2018 and the Audit Committee reviewed the nature and dollar value of services provided under the engagement.  Future revisions, if any, will be reviewed and pre-approved by the Audit Committee.

All services described above under the captions “Audit Fees” were pre-approved by the Audit Committee pursuant to SEC Regulation S-X, Rule 2-01(c)(7)(i).

Audit Committee Report
In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibilities to oversee the accounting, auditing and financial reporting practices of the Corporation.  During calendar year 2018, the Audit Committee conducted six (6) meetings.  The Audit Committee discussed and reviewed the interim financial information contained in the Corporation’s Quarterly Reports on Form 10-Q with management and the independent auditor prior to filing with the Securities and Exchange Commission.

In fulfilling its oversight responsibilities, the Audit Committee has received from the independent auditor the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed with the auditor any relationships that may impact its objectivity and independence and satisfied itself as to the auditor’s independence.  The Audit Committee also discussed with management, the director of internal audit and the independent auditor the quality and adequacy of the Corporation’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing.  The Audit Committee also reviewed both with the independent auditor and the director of internal audit their audit plans, audit scope and identification of audit risks.  The Audit Committee has discussed and reviewed with the independent auditor the matters required to be discussed by the applicable rules of the PCAOB and, both with and without management present, discussed and reviewed the results of the independent auditor’s examination of the financial statements.

The Audit Committee has reviewed and discussed the Corporation’s audited financial statements as of and for the year ended December 31, 2018 with management and the independent auditor.  Management has the responsibility for the preparation of the Corporation’s financial statements and the independent auditor has the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditor, the Audit Committee recommended to the Board that the Corporation’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the Securities and Exchange Commission.  The Audit Committee also recommended the reappointment, subject to shareholder approval, of the Corporation’s independent auditor, Ernst & Young LLP, and the Board concurred in the recommendation.

Audit Committee

 David W. Michelson, Chair
Stuart D. Bilton
Otto N. Frenzel IV

Executive Compensation Discussion and Analysis
The following discussion provides an overview of the philosophy, objectives, administration and material elements of, and decisions relating to, our executive compensation program for 2018, as well as changes determined for 2019.  The Compensation Committee of the Board (referred to hereafter in this Executive Compensation Discussion and Analysis as the “Committee”) oversees the total compensation program for our executive officers.  This Executive Compensation Discussion and Analysis and the information following include a series of tables and narrative disclosures containing data about the compensation earned in 2018 by the following individuals, who are our named executive officers (“NEOs”) for 2018:
Name	Title

John D. Nichols, Jr.	Chairman and Interim Chief Executive Officer
William C. Vens	Chief Financial Officer
Jeremy F. Goldstein	Executive Vice President of Claims
Patrick S. Schmiedt	Chief Underwriting Officer
Matthew A. Thompson	Executive Vice President of Sales and Marketing
W. Randall Birchfield	Former Chief Executive Officer, President and Chief Operating Officer
Steven A. Shapiro	Former Executive Chairman
Michael J. Case	Former Executive Vice President and Chief Operating Officer
We experienced several changes in our executive leadership team in 2018.  On February 15, 2018, Mr. Case departed from his positions as Chief Operating Officer and Executive Vice President of the Corporation.  In connection with Mr. Case’s departure, Mr. Birchfield assumed the additional role of Chief Operating Officer.  On June 5, 2018, Mr. Steven Shapiro resigned from his role as Executive Chairman and as a member of our Board of Directors (the “Board”).   As discussed further under “Leadership Structure” on page 11, after Mr. Shapiro’s resignation, the Board determined that the Executive Chairman role would be eliminated.  On October 17, 2018, Mr. Birchfield resigned from his role as Chief Executive Officer, President, and Chief Operating Officer and as a member of our Board.  In connection with Mr. Birchfield’s departure, Mr. Nichols was appointed to serve as Interim Chief Executive Officer and Chairman of the Board.  The Board determined at that time not to fill the role of Chief Operating Officer or President.

Executive Compensation Philosophy, Strategy & Objectives
Our compensation philosophy and objectives are directly related to our business strategy and objectives.  The Committee endeavors to ensure that the philosophy and operation of our compensation program reinforces our culture and values; creates a balance between risk and reward; attracts, motivates, and retains executives; and aligns their interests with those of our shareholders.  The Committee, on behalf of the full Board, believes that our compensation programs should:

●	Create compensation which is targeted at a level that will allow us to attract, retain, and motivate top executive talent;
●	Ensure that an appropriate relationship exists between compensation and the creation of shareholder value;
●	Align with operational results, profitable growth, and financial goals to encourage achievement of our strategic objectives;
●	Support long-term decision-making, business sustainability and, accordingly, long-term increase in shareholder value;
●	Ensure that compensation is reflective of the underwriting results achieved by members of our executive team; and
●	Include standard employee benefits available to all employees and utilize perquisites only to the extent there is a vital business rationale for doing so.

The Committee designed the executive compensation program for 2018 to support these objectives.  Our executive compensation program received approval from approximately 94% of the votes cast at our May 2018 annual meeting, and no changes were made to our executive compensation program as a result of that shareholder vote.

Our 2018 executive compensation program was a continuation of the updated pay strategy that the Committee implemented in 2016 and 2017.   The Committee has continued to evaluate and adjust its pay strategy to ensure that, in practice, the compensation structure fulfills the goals identified above and supports execution of our business strategy.  These guiding principles have been applied to our pay strategy for 2018 as follows:

●	Base salaries are set in recognition of our efficient management structure, requiring fewer executive officers, and to ensure continued attraction and retention of executive talent.
●
Incentive opportunities are balanced to emphasize long-term equity awards so as not to encourage engaging in short-term growth opportunities at the expense of long-term profitability and total long-term shareholder value.

●	Annual incentive opportunities include a significant performance-based component, both in the form of short-term annual cash incentive awards and long-term equity-based incentives.
●	Perquisites are limited to focus on cost reduction and operational efficiencies.

Compensation and Risk Assessment
Performance targets utilized by the Committee under the Protective Insurance Corporation Annual Incentive Plan (the “Annual Incentive Plan” or “AIP”) and the Protective Insurance Corporation Long-Term Incentive Plan (the “Long-Term Plan”) were selected by the Committee in conjunction with the full Board’s review and approval of the operating plan for 2018, as developed by management.  In creating performance targets, careful consideration is given to current and anticipated market conditions that may affect our ability to achieve our strategic growth initiatives or otherwise impact our results.

The Committee believes that the proportion of compensation based on our gross premiums earned, our combined ratio, and individual performance is balanced in such a way as to motivate the NEOs to fulfill the corporate mission and vision, including specific and focused performance objectives, while not encouraging unnecessary or excessive risk taking.  A portion of the NEOs’ performance-based compensation is paid in the form of restricted shares, which does not encourage unnecessary or excessive risk taking because such restricted shares generally vest over a period of time and are forfeitable, thereby focusing the executives on our long-term interests.

Further, the Committee believes that having a proportion of NEO compensation for 2018 based on our cumulative operating income over a three-year performance period minimizes the impact of year-to-year fluctuations in income due to market conditions, while still ensuring that our executive management team is continually focused on value creation for the Corporation and our shareholders.  The cumulative operating income targets utilized by the Committee under the Long-Term Plan were selected in conjunction with the full Board’s review and approval of the 2018-2020 strategic plan, as developed by management.  This portion of the NEOs’ performance-based compensation is paid in the form of unrestricted shares, awarded at the end of a three-year performance period, thereby focusing the executives on our long-term performance and strategy.

The Committee has determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Corporation.

Executive Compensation Administration
The Role of the Committee
The Committee is responsible for approving all components of the compensation of our NEOs.  The Committee administers all executive officer compensation plans, programs, and guidelines and approves the compensation paid to our executive officers.

The Role of Executive Management
As a matter of standard practice, the CEO sets operational goals for each NEO other than himself.  The CEO evaluates each executive officer’s performance and make recommendations regarding compensation to the Committee for each executive officer other than himself.  The CEO does not have final decision-making authority regarding his own level of compensation, nor that of any of the other executive officers.  However, the CEO does, when requested by the Committee, provide the following to assist the Committee, which makes its own ultimate determinations:
●	Background information regarding our operating results and financial objectives;
●	The CEO’s evaluation of the performance of the other executive officers, excluding himself; and
●	Recommendations for completed year compensation awards and future base salary and target incentive adjustments for the other executive officers, excluding himself.

The Role of the Committee’s Advisors
In 2016, the Committee engaged the McLagan-Ward Group (“Ward”) to provide a review and analysis of our executive compensation program, including annual short-term and long-term incentive plans, to assist in determining our comparator group, and to deliver observations and recommendations to better align the plans with our compensation philosophy, as well as with current trends and best practices in the industry.  As part of their review, Ward personnel communicated with management from time to time to gather information.  Ward participated in Committee discussions at the Committee’s request, including executive sessions where no executive officers or other employees of the Corporation were present.  In 2018, the Committee utilized Ward to assist with analyzing severance and restrictive covenant agreements.

Compensation Consultant Independence
Ward did not provide any services to us other than those detailed above.  The Committee determined that no conflicts of interest exist with respect to Ward serving as an advisor to the Committee.  In making this determination, the Committee considered various factors, including those set forth in the SEC’s rules.  In addition, the Committee reviewed certifications made by each of our executive officers and directors that he or she did not have a business or personal relationship with Ward or any of the individuals working on our engagement.

Pay Positioning and Comparator Group
In setting compensation during 2018, the Committee compared base salaries, annual cash and equity-based incentive opportunities, and total compensation packages for the NEOs to a comparator group of public property and casualty insurance competitors.  The comparator group covers a wide span in terms of direct written premium size.  While our direct written premium is in the lower quartile of the comparator group, our other operating measures support total compensation comparison between the companies in the comparator group.

The Committee determined which companies should be in the comparator group with the assistance of Ward and set the comparator group as follows:

Amerisafe, Inc.	Heritage Insurance Holdings, Inc.
Atlas Financial Holdings, Inc.	James River Group Holdings, Ltd.
Donegal Group Inc.	National Interstate Corporation
EMC Insurance Group Inc.	NMI Holdings, Inc.
Employers Holdings, Inc.	Safety Insurance Group, Inc.
FedNat Holding Company	United Insurance Holdings Corp.
Hallmark Financial Services, Inc.	Universal Insurance Holdings, Inc.
HCI Group, Inc.

The Committee has designed our executive compensation program to target total compensation (salary plus incentive and/or long-term equity awards) near the median for comparable positions within the comparator group.  High-performing individuals who demonstrate superior performance over a long period of time may have total compensation positioned above the median.

Competitive market data is only one of several factors utilized by the Committee to assist in setting executive compensation levels.  The Committee does not use market data as part of a formula to determine compensation or as a fixed target.

Components of Executive Compensation for 2018
The principal components of our 2018 executive compensation program for executive officers, including the NEOs, were:
1.	Base salary
2.	Annual Incentive Plan awards
3.	Long-term equity incentive awards
4.	Employee benefits and perquisites

Base Salary
The Committee annually reviews and, if considered appropriate, adjusts each executive officer’s base salary.  The Committee considers several factors when determining if a base salary adjustment is warranted and how much of an adjustment is appropriate.  These factors include our performance against business objectives, changes in individual levels of responsibility, individual performance for the previous year, market data regarding similar positions in our comparator group, knowledge of our unique business and relationships, and general economic conditions.  While the Committee considers these factors to guide its decisions, it does not rely on them exclusively.  The Committee exercises business judgment based on a thorough assessment of compensation levels and alignment with our compensation philosophy and pay strategy.

The following chart sets forth the base salaries for the NEOs for 2018:

	2017 Salary	2018 Salary	% Change
Mr. Nichols	$-	$600,000	-
Mr. Vens	366,500	366,500	0.00%
Mr. Goldstein	390,000	401,700	3.00%
Mr. Schmiedt	275,000	357,639	30.05%
Mr. Thompson	475,000	475,000	0.00%
Mr. Birchfield	600,000	600,000	0.00%
Mr. Shapiro	500,000	500,000	0.00%
Mr. Case	525,000	525,000	0.00%

The Committee recognized that we did not meet our performance objectives in 2017, and, as a result, the Committee did not approve any salary adjustments for Messrs. Vens, Thompson, Birchfield, Shapiro or Case for 2018.   In November 2018, the Board determined that, based on their current duties and responsibilities, Messrs. Goldstein and Schmiedt are executive officers of the Corporation.  The salaries of Messrs. Goldstein and Schmiedt were not adjusted by the Committee upon such determination by the Board.  The compensation of Messrs. Goldstein and Schmiedt was reviewed in February 2018, consistent with the annual compensation review conducted for all employees, and Mr. Birchfield approved a 3% salary increase for both Mr. Goldstein and Mr. Schmiedt to be effective as of January 1, 2018.    As a result, Mr. Goldstein’s salary for 2018 was increased to $401,700, and Mr. Schmiedt’s salary was increased to $283,250.  In September 2018, Mr. Schmiedt was promoted to the position of Chief Underwriting Officer.  In connection with his new role, Mr. Birchfield approved an additional 26% salary increase from $283,249 to $357,639 for Mr. Schmiedt and an increase in Mr. Schmiedt’ s target AIP and Long-Term Incentive Plan (“LTIP”) award opportunities, as discussed further below.  In November 2018, the Committee set Mr. Nichols’ annual base salary at $600,000.

Annual Incentives for 2018
AIP bonus
Our employees, including each of our NEOs with the exception of Mr. Nichols, participated in the Annual Incentive Plan for 2018.  Under the Annual Incentive Plan, each participant, including our NEOs, was provided with a target AIP bonus opportunity according to the pay strategy discussed above. Target AIP bonus opportunities were set based upon a review of non-equity awards paid at companies in our comparator group and after taking into consideration the proportionate share of each NEO’s equity versus non-equity compensation opportunities.  The earned AIP bonus is determined by applying a performance matrix factor measuring the combined results of (1) our 2018 growth in gross premiums earned and (2) our 2018 combined ratio (the “performance matrix”).  Our combined ratio is calculated as the ratio of: (A) the sum of losses and loss expenses incurred, plus other operating expenses, less commissions and other income, to (B) net premiums earned.  This was a change from 2017, which measured the combined results of growth in net premiums earned and our combined ratio, because the Committee believes that growth in gross premiums earned more adequately captures our business growth and minimizes the impact to executive compensation caused by changes in our reinsurance structure.  This change also aligned the NEOs’ incentive targets with our strategic growth and underwriting profitability targets.

Our performance matrix factor can range from 0.0 to 2.00 each year which, when applied to the target AIP opportunity, can result in an award payout between 25% and 200% of the target AIP opportunity.  Our performance matrix factor is 1.00 if we achieve the growth in gross premiums earned and combined ratio targets established by the Board in our annual plan, and there is no payout if the performance matrix results in a factor of less than 0.25.  For 2018, our achievement of a 10% growth in gross premiums earned (when compared to 2017 gross premiums earned) and a combined ratio of 98% would have resulted in a performance matrix factor of 1.00.

The performance matrix factor increases (or decreases) by .007 for every 10 basis points that actual 2018 growth in gross premiums earned is above (or below) our plan target.  The performance matrix factor increases (or decreases) by .02 for every 10 basis points that our actual 2018 combined ratio differs from our plan target set forth above. The performance matrix incentivizes profitable growth, with fluctuations in our combined ratio compared to plan target having a larger impact on the performance matrix factor than gross premiums earned.  For the NEOs, after the application of our performance matrix factor, 33% of the target AIP opportunity may be subject to further adjustment based on the Committee’s determination of the NEO’s individual financial and operational results, but in no case may the Committee adjust the NEO’s award above 100% of the target AIP opportunity.

All AIP bonuses are paid in cash at the end of the applicable annual performance period, except that 25% of Mr. Birchfield’s eligible AIP bonus was historically paid in unrestricted shares of our Class B common stock, as valued on the date of award, which shares were issued under the Long-Term Plan.

The target AIP bonus opportunities for the NEOs for 2018 were as follows:

	AIP Award Cash Target	AIP Award Stock Target	AIP Award Target Total	AIP Award Maximum
Mr. Nichols	$0	$0	$0	$0
Mr. Vens	200,000	0	200,000	400,000
Mr. Goldstein	102,835	0	102,835	205,670
Mr. Schmiedt	62,886	0	62,886	125,772
Mr. Thompson	125,000	0	125,000	250,000
Mr. Birchfield	750,000	250,000	1,000,000	2,000,000
Mr. Shapiro	300,000	0	300,000	600,000
Mr. Case	0	0	0	0

The target AIP bonus opportunites for Messrs. Goldstein and Schmiedt were approved by Mr. Birchfield in February 2018 as part of their annual compensation review.  These target AIP bonus opportunities were not adjusted by the Committee upon their being named as executive officers in November 2018.  Mr. Birchfield approved a target AIP bonus opportunity of 25.6% of base salary for Mr. Goldstein and 18.2% of base salary for Mr. Schmiedt.  In connection with Mr. Schmiedt’s promotion to Chief Underwriting Officer in September 2018, Mr. Birchfield approved an increase to Mr. Schmiedt’s target AIP opportunity to 25% of his then-current salary, with his total bonus opportunity pro-rated based on the number of days that Mr. Schmiedt was at each respective bonus level during the calendar year.

For 2018, our growth in gross premium earned and our 2018 combined ratio, when combined to formulate the performance matrix factor in accordance with the performance matrix discussed above, resulted in no payout under the formulaic portion of the AIP bonus.  The Committee chose not to make any discretionary adjustments to the formulaic result.  Therefore, no currently employed NEOs were awarded any AIP bonuses for 2018.
Messrs. Birchfield and Shapiro forfeited their respective AIP opportunities for 2018 upon their resignation from the Corporation in 2018.  As described in “Potential Payments upon Termination or Change in Control” on page 36.  Mr. Case received a pro-rated portion of his target AIP bonus opportunity for 2018 in connection with his departure from the Corporation.

Other Bonuses in 2018
In addition to the AIP opportunities described above, in August 2018, the Committee approved a one-time cash bonus of $200,000 for Mr. Birchfield in connection with his execution of his employment agreement, subject to partial repayment if his employment was terminated by us for cause or by him without good reason, as described in “Potential Payments upon Termination or Change in Control” on page 38.

In November 2018, the Committee approved a one-time cash bonus of $40,000 for Mr. Goldstein in recognition of his efforts during the management transition in October 2018

In addition, Messrs. Goldstein and Schmiedt each received a bonus pursuant to our holiday bonus program provided to all employees other than those individuals who are executive officers of the Corporation as of January 1st of the applicable calendar year in which the bonus is paid.   The holiday bonus is paid based on a formula of base salary and length of service to the Corporation which, for employees who were hired prior to 2017, is subject to a maximum of $25,000.  Mr. Goldstein received a holiday bonus of $25,000 and Mr. Schmiedt received a bonus of $17,361.   No holiday bonus is paid to any individual who is not an employee of the Corporation on the date the bonus is paid.

Long-term Incentives for 2018
For 2018, the Committee approved grants of several types of equity awards to our NEOs under the Long-Term Plan.  As described in further detail below, the two primary equity-based incentives that our NEOs are eligible to earn are an annual LTIP award and a Value Creation Incentive Plan (“VCIP”) award based on our performance over a three-year period (2018-2020).  In March 2018, the Committee set the target and maximum LTIP and VCIP award opportunities for Messrs. Vens, Thompson, Birchfield, Shapiro and Case for 2018, as set forth in the following table.  In February 2018, Mr. Birchfield set the target and maximum LTIP award opportunities for Messrs. Goldstein and Schmiedt for 2018, and in September 2018, Mr. Birchfield approved an increased LTIP award opportunity for Mr. Schmiedt in connection with his promotion to Chief Underwriting Officer.  The table below sets forth the final target and maximum LTIP award opportunities for Messrs. Goldstein and Schmiedt for 2018.

	LTIP Award Target	LTIP Award Maximum	VCIP Award Target	VCIP Award Maximum
Mr. Nichols	$0	$0	$0	$0
Mr. Vens	100,000	200,000	100,000	200,000
Mr. Goldstein	72,708	145,415	0	0
Mr. Schmiedt	44,785	89,570	0	0
Mr. Thompson	62,500	125,000	62,500	125,000
Mr. Birchfield	400,000	800,000	400,000	800,000
Mr. Shapiro	0	0	200,000	400,000
Mr. Case	0	0	0	0

LTIP for 2018
The annual LTIP award is based on performance over a one-year performance period, and any earned LTIP awards are paid in restricted shares of our Class B common stock at the end of such performance period.  If earned, the LTIP awards for Messrs. Vens, Thompson, and Birchfield would have vested one year from the date of issue.  Because Messrs. Goldstein and Schmiedt were not executive officers at the time the LTIP awards were granted, consistent with the treatment of LTIP awards for non-NEO members of senior management, Messrs. Goldstein’s and Schmiedt’s LTIP awards, if earned, would have vested annually in three equal installments beginning one year from the date of issue.  Mr. Birchfield forfeited his 2018 LTIP award upon his resignation from the Corporation.

The value of the earned LTIP awards is determined by applying the same performance matrix factor utilized for the AIP bonus, as discussed above.  This performance matrix factor is applied to each individual’s target LTIP award opportunity, resulting in an equity award valued at 25% to 200% of the target LTIP award opportunity for each participant if at least threshold performance is achieved.  As with the AIP bonus, there is no LTIP award payout if the performance matrix results in a factor of less than 0.25.  The number of restricted shares of Class B common stock, if any, issued to our NEOs would then be determined by dividing the dollar amount of any earned LTIP award, calculated as described above, by the closing price of our Class B common stock on the date the shares are issued.  Consistent with the AIP bonus discussed above, the formulaic portion of the annual LTIP award for 2018 did not result in any payout of the annual LTIP awards for any participant, including the applicable NEOs.

For Messrs. Vens and Thompson, and for Mr. Birchfield prior to his resignation, after the application of the performance matrix, 33% of the target LTIP award opportunity was subject to adjustment based on the Committee’s determination of the participant’s individual financial results, but in no case could the Committee adjust the participant’s award above 100% of the target LTIP award opportunity.  The Committee chose not to make any discretionary adjustments to the formulaic result for Messrs. Vens or Thompson.  Therefore, no NEOs earned an annual LTIP award for 2018.

VCIP for 2018
In 2018, Messrs. Vens, Thompson, Birchfield, and Shapiro were provided with a target VCIP award opportunity, as set forth in the table above, which provides an incentive to achieve higher operating income results over a three-year period.  Any earned VCIP awards for such NEOs will be paid in unrestricted shares of our Class B common stock at the end of the three-year performance period consisting of January 1, 2018 through December 31, 2020, and, if earned, the payout date will be no later than March 15, 2021.  Messrs. Birchfield and Shapiro forfeited their 2018 VCIP awards upon the termination of their employment with the Corporation.

Our actual cumulative operating income over the performance period, relative to an operating income goal for the period set by the Committee in March 2018 based on our 2018-2020 strategic plan, will result in an equity award valued at 25% to 200% of the target VCIP award opportunity for each participant if at least threshold performance is achieved.  A range has been established, with the achievement of 75% of target cumulative operating income serving as the threshold at which 25% of the target VCIP award opportunity is paid and our achievement of 137% of target cumulative operating income resulting in payment of 200% of the target VCIP award opportunity.  If cumulative operating income falls below the threshold, the VCIP award is reduced to zero.  If cumulative operating income is between the threshold and target or target and maximum, the amounts of the earned VCIP awards will be determined using linear interpolation.  For purposes of the 2018 VCIP calculation, cumulative operating income is equal to income before taxes excluding net realized gains (losses) on investments.  After the amount of the award that is earned based on our cumulative operating income is determined per the above range, 33% of the target VCIP award opportunity may be subject to adjustment based on the Committee’s determination of the NEO’s individual financial results, but in no case may the Committee adjust the NEO’s award above 100% of the target VCIP award opportunity.

The performance period applicable to the VCIP awards granted in 2018 will not conclude until December 31, 2020; therefore, no VCIP awards were earned by any NEO in 2018.   Given our cumulative operating income for 2017 and 2018, no VCIP awards are expected to be paid for either the 2017-2019 or 2018-2020 performance periods.   No new VCIP award opportunities will be utilized as an element of executive compensation for 2019.

Other Long-Term Performance Incentives
In addition to the annual LTIP and VCIP awards described above, the Committee approved an additional long-term equity-based performance incentive for Mr. Birchfield in connection with the execution of his employment agreement on August 16, 2018.  Under this performance incentive, Mr. Birchfield was eligible to receive up to 97,500 shares of our Class B common stock based on our achievement of a value creation target over the three-year period from July 1, 2018 through December 31, 2021, which was the term of his employment agreement.   Our achievement of value creation would be calculated as (a) the total dollar value increase in our book value per share over the three-year performance period plus (b) cumulative dividends per share paid during the three-year performance period. Our actual results over the performance period, relative to a value creation target for the period set by the Committee in August 2018, would have resulted in an equity award valued at 25% to 100% of the target performance award opportunity if at least threshold performance had been achieved.  As discussed in “Potential Payments upon Termination or Change in Control” on page 36 Upon his resignation in October 2018, Mr. Birchfield forfeited this award.

Time-Vested Restricted Stock Awards
In 2018, the Committee granted time-vested restricted stock awards to certain NEOs in connection with their execution of an employment agreement, as described below in “– Other Compensation Matters – Employment Agreements” on page 26.  Such awards were granted in the form of restricted shares of our Class B common stock that vest according to the vesting schedule detailed in the applicable employment agreement.  The following time-vested restricted stock awards were granted in 2018:

●
Mr. Nichols received 85,000 restricted shares of our Class B common stock on November 13, 2018, which, subject to the terms of his employment agreement, will vest according to the following schedule: 42,500 shares will vest as of October 17, 2019; 21,250 shares will vest as of October 17, 2020; and 21,250 will vest as of October 17, 2021.

●
Mr. Birchfield received 52,500 restricted shares of our Class B common stock on August 16, 2018, which, subject to the terms of his employment agreement, were scheduled to vest equally over twelve quarters, beginning in September 2018.  Upon his resignation from the Corporation on October 17, 2018, Mr. Birchfield forfeited all unvested shares of restricted stock remaining under this award.

Employee Benefits and Perquisites
We offer our executive officers standard employee benefits, including the ability to participate in our group life, health, dental and disability insurance, as well as our 401(k) Plan, to the same extent offered to all of our employees.  We match contributions made by the executive officers to the 401(k) Plan consistent with the matching contribution for all participants in the 401(k) Plan.

The Committee also approved a bi-weekly stipend intended to offset our executive officers’ expenses related to their personal automobile, including maintenance costs, insurance coverage and a portion of fuel expenses, as set forth in footnote (d) of the Summary Compensation Table on page 29.  In addition, during the term of Mr. Nichols’ employment agreement, he is entitled to reimbursement for up to $5,000 per month in commuting expenses incurred by him and/or his immediate family, he is provided with an apartment near our corporate headquarters at our sole expense and he is entitled to reimbursement for the cost of an annual physical.

Components of Executive Compensation for 2019
The principal components of our 2019 executive compensation program for executive officers, including the NEOs, are:
1.	Base salary
2.	Annual cash incentive awards
3.	Long-term equity incentive awards
4.	Employee benefits and perquisites

Base Salary for 2019
The Committee reviews the appropriateness of base salaries considering several factors, including: operational results achieved, changes in individual levels of responsibility, the individual’s ability to lead us through transition and achieve profitable growth, establishment of business and strategic objectives, market data regarding similar positions in our comparator group, and knowledge of our unique business and relationships.  Among other things, the Committee recognized that we did not meet our performance objectives in 2018, and as a result, the Committee did not approve any salary adjustments for our NEOs for 2019.

Short-Term Cash and Long-Term Equity-Based Incentives for 2019
For 2019, the Committee awarded Short-Term Incentive (“STIP”) and LTIP opportunities to each of our current NEOs other than Mr. Nichols and established a target STIP award opportunity and a target LTIP award opportunity for 2019 for each such NEO.  The Committee did not provide any STIP or LTIP award opportunities for Mr. Nichols due to the interim nature of his role as Chief Executive Officer and the time-vested restricted stock award he received in November 2018, as described above.  The performance objectives of both the STIP and LTIP award opportunities are identical; however, the STIP is payable in cash and the LTIP is an equity-based award.

For each NEO, 80% of each of the STIP award and the LTIP award will be determined by the application of the corporate performance component described below and 20% of each of the STIP award and the LTIP award will be determined by the NEO’s performance related to personal objectives.  The corporate performance portion of the STIP and LTIP awards will be determined based on our achievement of 2019 underwriting income compared to the plan target approved by the Board in February 2019.  The Committee believes that use of underwriting income will reward the NEOs for those aspects of our operations over which the NEOs have control and exclude the impact of investment results on executive compensation.  Underwriting income will be calculated as:

Income (loss) before federal income taxes (benefits)
Less: Net realized gains (losses) on investments
Less: Net unrealized gains (losses) - equity securities and limited partnerships
Less: Net investment income
= Underwriting Income

If at least threshold performance is achieved, each NEO may earn between 25% and 125% of the target corporate performance component of his STIP and LTIP award opportunities, depending on the amount of underwriting income earned during the performance period.

Each NEO’s personal performance objectives will be determined based on his achievement of personal goals that align with departmental and corporate objectives for 2019.  These objectives were developed by the NEO and the CEO in February 2019.   It is possible for the NEO to earn the 20% personal component of the STIP and LTIP awards even if the threshold level of underwriting income is not achieved and no amount of the STIP or LTIP award would be earned for the corporate performance component.

If earned, the STIP award will be paid in cash in early 2020.  If earned, the LTIP award will be paid in restricted shares of our Class B common stock in early 2020.  One-third of such shares will vest annually over the three-year period beginning one year from the date of issue.
Employee Benefits and Perquisites for 2019
The Committee disfavors the use of perquisites as a significant element of executive compensation.    For 2019, executive officers are provided a bi-weekly cash stipend to cover transportation expenses; however, Mr. Nichols has chosen not to receive such stipend in 2019.  During 2019 while continuing to serve as Interim CEO, Mr. Nichols will continue to be entitled to reimbursement for up to $5,000 per month in commuting expenses incurred by him and/or his immediate family, we will continue to provide him with an apartment near our corporate headquarters at our sole expense and he will continue to be entitled to reimbursement for the cost of an annual physical.

Other Compensation Matters
Employment Agreements
All of our employees are employed on an at-will basis, and either the employee or the Corporation is free to terminate any employment relationship at any time.

In connection with his appointment as Interim Chief Executive Officer, we entered into an employment agreement with Mr. Nichols on November 13, 2018.   Under the employment agreement, Mr. Nichols will serve as Interim Chief Executive Officer through October 17, 2019, unless earlier terminated by us at any time with or without cause.   Mr. Nichols has agreed that prior to April 17, 2019, he will not terminate his employment without the written consent of the Board.  After April 17, 2019, Mr. Nichols may terminate his employment upon providing us sixty days’ advance notice.   Mr. Nichols may remain employed by the Corporation during a transition period, not to exceed six months, following our hiring of a successor Chief Executive Officer.  In addition, Mr. Nichols has agreed to serve as Chairman of the Board for a period of three years. The employment agreement specifies various payments to be made to Mr. Nichols during the term of the employment agreement.  The employment agreement also provides for severance to be paid to Mr. Nichols if we terminate him for any reason prior to April 17, 2019 and provides for the acceleration of certain or all of his unvested equity awards upon his termination for any reason other than for cause or upon a change in control. The employment agreement also includes provisions requiring Mr. Nichols to maintain our confidential information and subjects Mr. Nichols to non-competition and non-solicitation provisions during the term of the agreement and for twelve months thereafter.  For more information regarding this employment agreement, including the possible payouts upon termination, see “Potential Payments upon Termination or Change in Control” on page 38.

On August 16, 2018, we entered into an employment agreement with Mr. Birchfield.  This Agreement superseded the severance, confidentiality, non-competition, and non-solicitation agreement between us and Mr. Birchfield dated May 10, 2018. The employment agreement called for Mr. Birchfield to serve as Chief Executive Officer through December 31, 2021, with automatic one-year extensions unless either party gave notification not less than 180 days prior to the expiration of the term or the agreement was terminated earlier in accordance with its terms.   The employment agreement includes provisions requiring Mr. Birchfield to maintain the confidentiality of our confidential information and subjects Mr. Birchfield to non-competition and non-solicitation provisions for twelve months following his date of resignation.  In connection with the execution of the employment agreement, Mr. Birchfield received a cash bonus of $200,000, which was subject to full or partial repayment by Mr. Birchfield if his employment was terminated by us for cause or by him for good reason prior to August 16, 2020.  In addition, Mr. Birchfield received 52,500 restricted shares of our Class B common stock, which shares were scheduled to vest equally over twelve quarters beginning September 30, 2018.   Mr. Birchfield was also eligible to receive up to 97,500 shares of our Class B common stock based on the achievement of certain performance targets over the period of July 1, 2018 through December 31, 2021.

On October 17, 2018, in connection with Mr. Birchfield’s resignation from the Corporation, we entered into a separation and general release agreement with Mr. Birchfield.  Pursuant to this agreement, in exchange for providing a standard release to the Corporation and his acknowledgement that the restrictive covenants set forth in his employment agreement will continue to remain in full force and effect, we agreed to waive any right we would otherwise have to recoup a pro-rata portion of Mr. Birchfield’s $200,000 cash bonus paid in August 2018.  In connection with his resignation, Mr. Birchfield forfeited his right to the unvested portion of his time-vested restricted shares and his eligibility to receive any of the 97,500 performance shares granted in August 2018.

We entered into a confidentiality, non-competition and non-solicitation agreement with Mr. Goldstein in May 2018, Mr. Thompson in June 2018, and Mr. Schmiedt in July 2018 and a severance, confidentiality, non-competition and non-solicitation agreement with Mr. Case in February 2018.  These agreements provide for a severance payment upon termination in exchange for the NEO agreeing to a two-year covenant not to compete, a two-year non-solicitation restriction for both our customers and employees and continuing to comply with customary confidentiality and non-disparagement provisions.   For more information regarding these agreements with Messrs. Goldstein, Thompson and Schmiedt, including the possible payouts upon termination, see “Potential Payments upon Termination or Change in Control” on page 36. Pursuant to his agreement and a severance pay, release and waiver of rights entered into with Mr. Case in February 2018, Mr. Case received: (i) one year’s salary, payable over a one-year period, (ii) a lump sum amount of $34,658, representing a pro-rated share of his annual target AIP bonus opportunity for 2018, and (iii) a one-year continuation of employee benefits in connection with his departure from the Corporation effective February 15, 2018.

Other Matters
We have no post-retirement benefit policies, nor any pension or retirement plans, other than our 401(k) Plan, which is generally available to all employees and which carries no post-employment obligations for the Corporation.

With the passage of the U.S. Tax Cuts and Jobs Acts of 2017, Section 162(m) of the Internal Revenue Code (the “Code”) was amended to repeal the performance-based compensation exemption from the deduction limit, effective for taxable years beginning after December 31, 2017.  As a result, compensation paid in 2018 and later years to our NEOs in excess of $1 million will not be deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017.  The Committee continues to believe that the best interests of the Corporation and our shareholders are served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may have resulted in the past, and are expected to result in the future, in non-deductible compensation expenses to the Corporation.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the above Executive Compensation Discussion and Analysis with management and, based on this review and discussion, has recommended to the Board of Directors that the Executive Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

COMPENSATION COMMITTEE
James A. Porcari III, Chairman       |       LoriAnn V. Lowery-Biggers       |       David W. Michelson

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (a)	Stock Awards (b)	Option Awards	Non-Equity Incentive Compen-sation (c)	Non-Qualified Deferred Compen-sation Earnings	All Other Compen-sation (d)	Total
John D. Nichols, Jr.	2018	$99,231	$0	$1,932,942	$0	$0	$0	$77,674	$2,109,847
Interim CEO and Chairman
William C. Vens	2018	366,500	0	200,000	0	0	0	42,640	609,140
CFO	2017	366,500	40,000	200,000	0	0	0	41,026	647,526
2016		292,801	124,399	53,855	0	0	0	37,778	508,833
Jeremy F. Goldstein	2018	401,700	65,000	72,708	0	0	0	34,175	573,583
Executive Vice President
Patrick S. Schmiedt	2018	302,961	17,361	44,785	0	0	0	37,173	402,280
Chief Underwriting Officer
Matthew A. Thompson	2018	475,000	0	125,000	0	0	0	40,770	640,770
Executive Vice President	2017	475,000	162,500	125,000	0	12,000	0	39,196	813,696
2016		356,615	128,311	51,204	0	9,263	0	41,176	586,569
W. Randall Birchfield	2018	503,077	16,667	4,605,000	0	0	0	228,781	5,353,525
Former CEO, President,	2017	600,000	400,000	1,050,000	0	40,000	0	44,620	2,134,620
and COO	2016	530,594	586,680	175,274	0	28,303	0	39,448	1,360,299
Steven A. Shapiro	2018	234,615	0	200,000	0	0	0	1,295	435,910
Former Executive	2017	500,000	200,000	200,000	0	0	0	10,600	910,600
Chairman	2016	275,000	171,403	85,573	0	0	0	46,789	578,765
Michael J. Case	2018	88,654	0	0	0	0	0	617,290	705,944
Former Executive	2017	525,000	41,000	325,000	0	12,000	0	42,480	945,480
Vice President & COO	2016	404,954	357,885	114,396	0	9,263	0	37,109	923,607

(a)
For 2018, the amount in the Bonus column for Mr. Goldstein reflects the $40,000 cash bonus granted by the Compensation Committee in November 2018 in recognition of his efforts during the management transition in October 2018 and a $25,000 holiday bonus granted in December 2018.  For 2018, the amount in the Bonus column for Mr. Schmiedt reflects a $17,361 holiday bonus granted in December 2018.  For 2018, the Bonus amount shown for Mr. Birchfield reflects the portion of his $200,000 retention bonus awarded in August 2018 in connection with the execution of his employment agreement that was earned prior to his resignation.  As described in “Potential Payments upon Termination or Change in Control” the Board chose not to exercise its ability to recoup a portion of the bonus upon Mr. Birchfield’s resignation in October 2018 in exchange for the execution of a standard release agreement.

For 2017, the amounts in the Bonus column reflect discretionary bonuses that were granted by the Compensation Committee in February 2018. For 2017, the Bonus amount for Mr. Thompson also includes a $112,500 retention bonus that was awarded in 2016 and fully satisfied in August 2017.

For 2016, Bonus amounts represent the portion of the annual incentive bonuses earned under the Executive Plan for the respective year and paid in cash in the following year, as well as holiday bonuses paid to each NEO, and a one-time bonus of $200,000 and $103,750 paid to Mr. Birchfield and Mr. Case, respectively, in August 2016 in recognition of their leadership through our executive leadership transition period.  A detailed description of our Executive Plan was included starting on Page 21 of the Proxy Statement for the Annual Meeting of Shareholders for the meeting held May 4, 2010, a copy of which may be obtained on our website at www.protectiveinsurance.com or from the SEC’s EDGAR web site (www.sec.gov/edgar).

(b)
For Mr. Nichols, the amount shown above in the Stock Awards column represents the grant date fair value of the 85,000 shares of restricted stock that Mr. Nichols received in connection with the execution of his employment agreement on November 13, 2018, as described in “Executive Compensation Discussion and Analysis – Components of Executive Compensation for 2018 – Long-Term Incentives for 2018,” plus the grant date fair value of the 1,735 shares of restricted stock that Mr. Nichols received on May 8, 2018 as compensation for his services as a director prior to being named our Interim CEO, which shares shall vest on May 8, 2019.

For 2018, the amount shown for Mr. Birchfield represents the grant date fair value of the equity retention award of 52,500 shares of restricted stock and the performance-based equity award of 97,500 shares that were granted in connection with the execution of his employment agreement on August 23, 2018, as more fully described in “Executive Compensation Discussion and Analysis – Components of Executive Compensation for 2018 - Long-Term Incentives for 2018.”   The grant date fair value of the performance-based equity award was computed based on the target level of performance being achieved, which was the level of performance that was deemed probable on the grant date.  4,375 shares of the equity retention award vested on September 30, 2018, but all remaining shares under the equity retention award and all shares of the performance-based equity award were forfeited upon Mr. Birchfield’s resignation in October 2018.

For all other NEOs, the amounts shown above in the Stock Awards column for 2017 and 2018 reflect the grant date fair value of the LTIP and VCIP awards granted in 2017 and 2018 pursuant to our Long-Term Plan in accordance with ASC Topic 718.  The grant date fair value of these performance-based awards was computed based on the target level of performance being achieved, which was the level of performance that was deemed probable on the grant date.  Based on our actual performance, no LTIP awards were earned for 2017 or 2018 and no VCIP awards are expected to be earned for the 2017-2019 or 2018-2020 performance periods.

The table below sets forth the grant date fair value of the LTIP and VCIP awards granted in 2018 at the target level of performance and the maximum level of performance.

	LTIP Award Target	LTIP Award Maximum	VCIP Award Target	VCIP Award Maximum
Mr. Nichols	$0	$0	$0	$0
Mr. Vens	100,000	200,000	100,000	200,000
Mr. Goldstein	72,708	145,415	0	0
Mr. Schmiedt	44,785	89,570	0	0
Mr. Thompson	62,500	125,000	62,500	125,000
Mr. Birchfield	400,000	800,000	400,000	800,000
Mr. Shapiro	0	0	200,000	400,000
Mr. Case	0	0	0	0

For 2016, the amounts in the Stock Awards column represent the grant date fair value of the portion of the annual incentive bonuses earned under the Executive Plan in the respective year and paid in the form of our Class B common stock.  These shares are subject to risk of forfeiture and vest over three years from the date of grant.

(c)
Amounts shown in this column for 2016 and 2017 represent the change in vested and unvested value of book value appreciation rights (BVARs) which are based on increases or decreases in our book value per share during the year.  The actual compensation is realized only upon satisfaction of holding period restrictions, which were satisfied as of December 31, 2017 and settled in cash in 2018.

(d)	All Other Compensation for 2018 includes the following:

		401(K) Plan	Dividends	Perquisites	Other
	Total	Contribution	(1)	(2)	(3)
Mr. Nichols	$77,674	$923	$23,800	$4,149	$48,802
Mr. Vens	42,640	22,000	814	19,826	0
Mr. Goldstein	34,175	22,000	0	12,175	0
Mr. Schmiedt	37,173	22,000	0	15,173	0
Mr. Thompson	40,770	22,000	774	17,996	0
Mr. Birchfield	228,781	19,816	9,009	16,623	183,333
Mr. Shapiro	1,295	0	1,295	0	0
Mr. Case	617,290	5,504	11,119	3,050	597,617

(1)
For Mr. Nichols, represents dividends earned on the 85,000 shares of restricted stock that Mr. Nichols received in connection with the execution of his employment agreement which were paid to Mr. Nichols in December 2018.  For all other NEOs, represents dividends accrued on restricted performance shares prior to vesting and which were paid to certain NEOs in February 2018 upon the vesting of the subject shares.

(2)
With the exception of Mr. Nichols, perquisites consist of the total vehicle allowance paid to the NEOs.   Perquisites for Mr. Nichols consist of the cost of an apartment for Mr. Nichols’ use near our headquarters and commuting expenses incurred by Mr. Nichols and his family.

(3)
For Mr. Nichols, represents $47,000 in cash compensation that Mr. Nichols received for his services as a director of the Corporation from January 2018 through September 2018 and $1,802 in dividends on shares of restricted stock Mr. Nichols received in May 2017 for his services as a director, which shares vested in May 2018.   For Mr. Birchfield, represents the portion of his retention bonus that was awarded in August 2018 in connection with the execution of his employment agreement that the Board chose not to exercise its ability to recoup a portion of the bonus upon Mr. Birchfield’s resignation in October 2018 in exchange for the execution of a standard release agreement, as described in “Potential Payments upon Termination or Change in Control.”  For Mr. Case, represents $464,423 in post-employment compensation received by Mr. Case under his severance, confidentiality, non-competition and non-solicitation agreement, $26,174 in COBRA benefits paid by us on Mr. Case’s behalf, plus $107,020 representing the value of the 4,603 restricted shares that vested upon Mr. Case’s separation on February 15, 2018, as described in “Potential Payments upon Termination or Change in Control.”

TOTAL DIRECT COMPENSATION EARNED IN 2018
The table below sets forth what our NEOs have actually been paid to date related to 2017 and 2018 performance and provides a comparison to the Summary Compensation Table above, which includes the grant date fair value of LTIP and VICP grants in the Stock Awards column. The table below illustrates:
1.
That no LTIP and VCIP stock grants were or are expected to be paid, as the LTIP grants were ultimately forfeited due to our 2017 and 2018 results and no VCIP awards are expected to be paid for the 2017-2019 and 2018-2020 performance periods;

2.	Our NEOs were paid less in 2017 and 2018, when we did not meet our performance objectives; and
3.
Mr. Nichols’ stock grant is structured to incentivize our stock price performance through his continued service as Chairman of the Board, even after he is no longer serving as our Interim CEO, as vesting of his 85,000 restricted shares of our Class B common stock will not occur until October 2019 (42,500 shares) through October 2021 (with 21,250 shares vesting in both October 2020 and October 2021).

Name	Year	Salary	Bonus	Stock Awards	Non-Equity Incentive Compensation	All Other Compensation	Total
John D. Nichols, Jr.	2018	$99,231	$0	$1,932,942	$0	$77,674	$2,109,847
Jeremy F. Goldstein	2018	401,700	65,000	0	0	34,175	456,234
Patrick S. Schmiedt	2018	302,961	17,361	0	0	37,173	357,495
Matthew A. Thompson	2018	475,000	0	0	0	40,770	515,770
2017		475,000	162,500	0	12,000	39,196	688,696
William C. Vens	2018	366,500	0	0	0	42,640	409,140
2017		366,500	40,000	0	0	41,026	447,526
W. Randall Birchfield	2018	503,077	16,667	100.975	0	228,781	849,500
2017		600,000	400,000	0	40,000	44,620	1,084,620
Michael J. Case	2018	88,654	0	0	0	617,290	705,944
2017		525,000	41,000	0	12,000	42,480	620,480
Steven A. Shapiro	2018	234,615	0	0	0	1,295	235,910
2017		500,000	200,000	0	0	10,600	710,600

Grants of Plan-Based Awards Table

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
			Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Type of Award (a)	Grant Date (b)	($)	($)	($)	($) (c)	($) (c)	($) (c)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Closing Stock Price on Grant Date ($/SH)	Grant Date FV of Stock and Option Awards
John D. Nichols, Jr.	Other (d)	5/8/2018							1,735	23.05	$39,992
	Other (e)	11/13/2018							85,000	22.27	1,892,950
William C. Vens	AIP	3/23/2018	0	200,000	400,000
	LTIP	3/23/2018				0	100,000	200,000			100,000
	VCIP	3/23/2018				0	100,000	200,000			100,000
Jeremy F. Goldstein	AIP	2/15/2018	0	102,835	205,670
	LTIP	2/15/2018				18,177	72,708	145,415			72,708
Patrick S. Schmiedt	AIP	2/15/2018	0	62,886	125,772
	LTIP	2/15/2018				8,497	33,990	67,980			33,990
	LTIP	9/10/2018				2,699	10,795	21,590			10,795
Matthew A. Thompson	AIP	3/23/2018	0	125,000	250,000
	LTIP	3/23/2018				0	62,500	125,000			62,500
	VCIP	3/23/2018				0	62,500	125,000			62,500
W. Randall Birchfield	AIP	3/23/2018	0	750,000	1,500,000	0	250,000	500,000			250,000
	LTIP	3/23/2018				0	400,000	800,000			400,000
	VCIP	3/23/2018				0	400,000	800,000			400,000
	Other (f)	8/23/2018					(#) 97,500			23.70	2,310,750
	Other (g)	8/23/2018							52,500	23.70	1,244,250
Steven A. Shapiro	AIP	3/23/2018	0	300,000	600,000
	VCIP	3/23/2018					200,000	400,000			200,000

(a)	As described in “Executive Compensation Discussion and Analysis – Components of Executive Compensation for 2018,” the Compensation Committee approved three main types of incentive awards for our NEOs:
i.
AIP – refers to annual cash incentive awards granted under the Annual Incentive Plan.  Mr. Birchfield is the only NEO for whom the Compensation Committee approved an equity portion of the AIP bonus.  The equity portion of Mr. Birchfield’s AIP award would have been payable in unrestricted Class B common stock based on our achievement of performance goals during the 2018 performance period.

ii.
LTIP – refers to annual equity awards granted under the Long-Term Plan.  LTIP awards are payable in restricted Class B common stock based on our achievement of performance goals during the 2018 performance period and, if earned, would have vested one year from the date of issue for Messrs. Vens, Thompson and Birchfield and annually in equal portion over three years, beginning one year from the date of issue, for Messrs. Goldstein and Schmiedt.

iii.
VCIP – refers to value creation equity awards granted under the Long-Term Plan.   VCIP awards are payable in unrestricted Class B common stock based on our achievement of performance goals during the 2018-2020 performance period.

As Mr. Case had separated from the Corporation prior to the grant of plan-based awards for the NEOs for 2018, he is not represented in this table.
(b)	For AIP, LTIP, and VCIP awards, represents that date on which the applicable threshold, target and maximum payouts for each NEO’s awards were established.
(c)
Unless otherwise noted, amounts reflect the grant date fair value of awards granted in 2018.  The target, maximum, and where applicable, threshold opportunities for the LTIP and VCIP awards are set for the performance period and are denominated in cash but payable only as Class B common stock.  The number of shares to be received is determined based on the closing price of our Class B common stock at the time the shares are issued following the close of the performance period.  As described in “Executive Compensation Discussion and Analysis – Components of Executive Compensation for 2018,” no shares of Class B common stock were issued to the NEOs in 2019 for 2018 performance.

(d)	Reflects the annual restricted stock award granted to Mr. Nichols as compensation for his service as a director prior to being named Interim CEO.
(e)
Reflects the equity award granted to Mr. Nichols pursuant to his employment agreement as described in “Executive Compensation Discussion and Analysis – Components of Executive Compensation for 2018 – Long-Term Incentives for 2018.”

(f)
Reflects the number of shares of the performance-based equity award Mr. Birchfield was eligible to earn pursuant to his employment agreement as described in “Executive Compensation Discussion and Analysis – Components of Executive Compensation for 2018.”   Mr. Birchfield forfeited this award upon his resignation in October 2018.

(g)
Reflects the equity retention award provided to Mr. Birchfield pursuant to his employment agreement as described in “Executive Compensation Discussion and Analysis – Components of Executive Compensation for 2018.”  Mr. Birchfield forfeited the shares that remained unvested under this award upon his resignation in October 2018.

Option Exercises and Stock Vesting Table

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired on	Upon	Acquired on	Upon
Name	Exercise (#)	Exercise ($)	Vesting (#) (a)	Vesting ($)
John D. Nichols, Jr. (b)	0	$0	1,653	$37,440
William C. Vens	0	0	754	17,304
Jeremy F. Goldstein	0	0	0	0
Patrick S. Schmiedt	0	0	0	0
Matthew A. Thompson	0	0	717	16,455
W. Randall Birchfield (c)	0	0	8,455	194,611
Steven A. Shapiro	0	0	1,199	27,517
Michael J. Case (d)	0	0	7,603	212,659

(a)
Unless noted below, represents restricted shares awarded under our Executive Plan for calendar years 2015 (awarded in February 2016), and 2016 (awarded in February 2017), which vested in February 2018.

(b)	Represents the number of shares of restricted stock granted to Mr. Nichols in May 15, 2017 as compensation for his service as a director, which shares vested on May 9, 2018.
(c)
Represents 4,080 shares awarded to Mr. Birchfield under our Executive Plan for calendar years 2015 (awarded in February 2016), and 2016 (awarded in February 2017), which vested in February 2018, plus 4,375 shares awarded under his equity retention award, which vested on September 30, 2018.

(d)
Represents 3,000 shares awarded to Mr. Case under our Executive Plan for calendar years 2015 (awarded in February 2016), and 2016 (awarded in February 2017), which vested in February 2018, plus 4,603 shares awarded under our Executive Plan which vested upon his separation from the Corporation in February 2018.

Outstanding Equity Awards at Fiscal Year End
No option awards are outstanding as of December 31, 2018 and, accordingly, columns of this table relating to option awards have not been presented.  Stock awards outstanding as of December 31, 2018 are as follows:
	Stock Awards
	Number of Shares or Units of Stock that Have Not Vested (#) (a)	Market Value of Shares or Units of Stock that Have Not Vested ($) (b)	Equity Plan Awards: Number of Unearned Shares or Units that Have Not Vested (#) (c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units that Have Not Vested ($)

Name
John D. Nichols, Jr. (d)	86,735	1,444,138	n/a	n/a
William C. Vens	1,509	25,125	n/a	n/a
Jeremy F. Goldstein	0	0	n/a	n/a
Patrick S. Schmiedt	0	0	n/a	n/a
Matthew A. Thompson	1,434	23,876	n/a	n/a
W. Randall Birchfield	0	0	n/a	n/a
Steven A. Shapiro	0	0	n/a	n/a
Michael J. Case	0	0	n/a	n/a

(a)
For Messrs. Vens and Thompson, represents unvested shares awarded under our Executive Plan for calendar year 2016 (awarded in February 2017).  One half of the shares vested in February 2019 and one half will vest in February 2020 and are subject to forfeiture in the event of resignation or termination for cause.

(b)	Valued using the closing price of the Corporation’s Class B common stock on December 31, 2018 of $16.65.
(c)
This table does not include the VCIP award for the 2017-2019 or the 2018-2020 performance periods because (a) these award opportunities are denominated in dollars and (b) the payout, if any, earned by the named executive officers will be made in stock based on achievement of the cumulative operating income measures over the performance period.  No payout is expected for the 2017-2019 or the 2018-2020 performance periods.  The table does not include the LTIP award granted in 2018 because the performance period concluded during fiscal year 2018 and no shares were earned based upon actual performance.  For additional information about the VCIP award, see footnote (b) to the Summary Compensation Table and the Grants of Plan-Based Awards Table above.

(d)
Represents 1,735 unvested restricted shares Mr. Nichols received for his services as a director of the Corporation from January 2018 through September 2018, which will vest on May 8, 2019, and 85,000 unvested restricted shares granted to Mr. Nichols under our Long-Term Plan pursuant to his employment agreement as described in “Executive Compensation Discussion and Analysis – Components of Executive Compensation for 2018 – Long-Term Incentives for 2018,” which shares are subject to forfeiture under the terms of the agreement and will vest according to the following schedule: 42,500 shares will vest as of October 17, 2019; 21,250 shares will vest as of October 17, 2020; and 21,250 will vest as of October 17, 2021.

Equity Compensation Plan Information
The following table sets forth information regarding outstanding grants and shares available for grant under our existing equity compensation plans, including the Baldwin & Lyons, Inc. Restricted Stock Compensation Plan (the “Restricted Stock Plan”) and the Long-Term Incentive Plan. All information is as of December 31, 2018.

Plan Category	(1) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	(2) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(3) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans [excluding Securities reflected in column (1)] (#)
Equity compensation plans approved by security holders (a)	0(b)	-	869,936 (c)
Equity compensation plans not approved by security holders (d)	0	-	0
Total	0	-	869,936
(a)	Includes the Restricted Stock Plan and Long-Term Plan.
(b)	We had 107,028 shares of unvested restricted stock outstanding as of December 31, 2018, which are not included in column (1).
(c)	Includes 0 shares available for future issuance under the Restricted Stock Plan and 869,936 shares available for future issuance under the Long-Term Plan.
(d)	We do not maintain any equity compensation plans that have not been approved by our shareholders.

Potential Payments upon Termination or Change in Control
Annual Incentive Plan and Equity Plans
Under the terms of the Annual Incentive Plan, if a NEO’s employment terminates for any reason, other than death or disability, prior to the date that an award is paid, all of the NEO’s rights to the award will be forfeited, unless otherwise provided in another written agreement between us and the NEO.  In the event of a NEO’s death or disability during a performance period, the NEO (or his beneficiary) will be entitled to receive a pro-rated payment of the award.  In the event of a NEO’s death or disability following the end of a performance period, but before awards are paid, the NEO (or his beneficiary) will be paid the award that would have otherwise been payable if he remained employed through the payment date.  If a change in control (as defined in the Annual Incentive Plan) occurs during a performance period, awards will be determined based on our performance as of the date of the change in control.  Awards will be paid no later than 2 ½ months following the date of the change in control.

Under the terms of the Restricted Stock Plan, upon (a) termination by the NEO for good reason or by us without cause (each as defined in the Restricted Stock Plan), (b) non-renewal of all agreements between us and the NEO, or (c) separation by reason of death, disability (as defined in the Restricted Stock Plan) or retirement after reaching the age of 50 and completing at least 20 years of service with us, all of the NEO’s outstanding awards under the Restricted Stock Plan will fully vest.  In the event of a change in control (as defined in the Restricted Stock Plan), the unvested restricted stock held by the NEO would fully vest, unless our successor entity assumes the outstanding awards or provides equivalent substitute awards. Upon a separation from us for any reason other than as described above, the NEO would forfeit all outstanding restricted stock awards.
Under the terms of the Long-Term Plan, the treatment of awards in the case of the NEO’s termination, resignation, death or disability will be governed by the applicable award agreement executed between us and the NEO.  In the event of a termination without cause or a NEO’s resignation for good reason following a change of control (each as defined in the Long-Term Plan), any restrictions imposed on restricted stock will be deemed to have expired and, with respect to all outstanding performance awards, the Compensation Committee (i) will determine the greater of: (x) the payout at the target number of performance awards, and (y) the payout based upon the actual performance level attained as of the last day of the calendar quarter immediately prior to the date of the termination without cause or the resignation for good reason; and (ii) will pay to the NEO the greater of such amounts, pro-rated based upon the number of complete and partial calendar months within the performance period which have elapsed as of the date of the NEO’s termination without cause or resignation for good reason.  Payment will be made in cash or in shares, as determined by the Compensation Committee. In the event of a change of control, if the successor entity does not assume, replace or substitute any of all of the outstanding awards under the Long-Term Plan, such awards will have their vesting accelerated immediately prior to the change of control unless otherwise determined by the Board.
Employment Agreements with Current Named Executive Officers
All of our employees are employed on an at-will basis, and either the employee or the Corporation is free to terminate any employment relationship at any time.  We have entered into employment agreements or confidentiality, non-competition and non-solicitation agreements with each of our current NEOs other than Mr. Vens.
In connection with his appointment as Interim Chief Executive Officer, we entered into an employment agreement with Mr. Nichols on November 13, 2018.   Under the employment agreement, Mr. Nichols will serve as Interim Chief Executive Officer through October 17, 2019, unless earlier terminated by us at any time for any reason.   Mr. Nichols has agreed that prior to April 17, 2019, he will not terminate his employment without the written consent of the Board.  After April 17, 2019, Mr. Nichols may terminate his employment upon providing us 60 days’ advance notice.   Mr. Nichols may remain employed by us during a transition period, not to exceed six months, following our hiring of a successor Chief Executive Officer.  In addition, Mr. Nichols has agreed to serve as Chairman of the Board for a period of three years. The employment agreement set Mr. Nichols’ annualized base salary at $600,000 and entitled Mr. Nichols to receive 85,000 restricted shares of our Class B common stock (the “Stock Grant”).  During his term as Interim Chief Executive Officer, Mr. Nichols will not be entitled to any fees or other compensation for his services as a member of the Board.  The employment agreement entitles Mr. Nichols to participate in all benefit plans offered to other senior executives and to our employees generally, entitles Mr. Nichols to reimbursement for the expense of an annual physical and requires us to provide Mr. Nichols with an apartment near our headquarters and up to $5,000 per month in commuting expenses for him and his immediate family.  If we terminate Mr. Nichols for any reason prior to April 17, 2019, Mr. Nichols will be paid a total of six months’ base salary (including any base salary earned prior to the termination date).  If we terminate Mr. Nichols for cause (as defined in the employment agreement) during the term of the employment agreement, any unvested equity awards held on the termination date will be canceled.  If Mr. Nichols is terminated by us for any other reason, the Stock Grant will continue to vest in accordance with its terms.  If a change of control (as defined in the employment agreement) occurs during the term of the employment agreement, any unvested equity awards, including the Stock Grant, will become fully vested and payable. The employment agreement includes provisions requiring Mr. Nichols to maintain our confidential information and subjects Mr. Nichols to non-competition and non-solicitation provisions during the term of the employment agreement and for twelve months thereafter.

We entered into a confidentiality, non-competition and non-solicitation agreement with Mr. Thompson in June 2018.  This agreement provides for severance payments in certain circumstances in exchange for Mr. Thompson agreeing to a one-year covenant not to compete, a two-year non-solicitation restriction for both our customers and employees and continuing to comply with customary confidentiality and non-disparagement provisions.  If Mr. Thompson is terminated by us other than for dishonest activities, fraud, gross neglect of duty or misconduct, he will receive a separation payment equal to (i) 12 months of his base salary, (ii) a pro-rated share of his target AIP award for the year in which the separation occurs if AIP targets have been set for such year prior to the separation, (iii) vesting of any awarded but unvested bonus provided under the Long-Term Plan related to performance periods prior to the year in which the separation occurs, and (iv) all costs associated with the continuation of his medical, dental and vision benefits under COBRA for 12 months. If Mr. Thompson resigns for good reason (as defined in the agreement) on or before the two-year anniversary of a change of control (as defined in the agreement), he will receive a change in control payment equal to (i) 24 months of his base salary, and (ii) his target AIP award for the year in which the separation occurs. If Mr. Thompson retires from the Corporation after age 55 with at least 12 years of service with us, he will receive a retirement payment equal to (i) a pro-rated share of his target AIP award for the year in which the separation occurs if AIP targets have been set for such year prior to the separation, and (ii) continued vesting of any awarded but unvested bonus provided under the Long-Term Plan related to performance periods prior to the year in which the retirement occurs.
We entered into a confidentiality, non-competition and non-solicitation agreement with Mr. Goldstein in May 2018 and Mr. Schmiedt in July 2018.  These agreements provide for a severance payment upon termination by us other than for dishonest activities, fraud, gross neglect of duty or misconduct or termination by the NEO for good reason (as defined in the agreements, which includes termination of employment on or before the two-year anniversary of a change control (as defined in the agreements)), in exchange for the NEO agreeing to a two-year covenant not to compete, a two-year non-solicitation restriction for both our customers and employees and continuing to comply with customary confidentiality and non-disparagement provisions.  The severance payment will equal (i) 24 months of the NEO’s base salary, (ii) the NEO’s holiday bonus for two years, (iii) an amount equal to the NEO’s annual incentive bonus, including the AIP and the LTIP award, for the year in which the separation occurs, and (iv) all costs associated with the continuation of the NEO’s medical, dental and vision benefits under COBRA for 12 months.

Payouts to Current Named Executive Officers
The following table describes the potential additional payments and benefits under our compensation and benefit plans and arrangements to which our NEOs, excluding Messrs. Birchfield, Shapiro and Case, would be entitled upon termination of employment. The NEOs would also be entitled to generally available benefits under our various plans and arrangements, as discussed after the following table. The following includes the various types of circumstances that would trigger payments and benefits under plans, agreements and arrangements currently in effect, but it is always possible that different arrangements could be negotiated in connection with an actual termination of employment or change in control. Further, the amounts shown are estimates and are based on numerous assumptions, including that the triggering event occurred on December 31, 2018. Therefore, the actual amounts of the payments and benefits that would be received by the NEOs could be more or less than the amounts set forth below and can only be determined at the time of an actual termination of employment event.

			Acceleration or Continuation of Equity Awards (2)
	Cash Payment	AIP Award for Year of Termination (1)		Medical, Dental and Vision Coverage (3)	Total Post-Termination Payment & Benefit Value

John D. Nichols, Jr.
Upon a change in control(4)	$0	$0	$1,444,138	$0	$1,444,138
Corporation initiated (not for cause) following a change of control(5)	$200,769	$0	$1,444,138	$0	$1,644,907
Good reason termination by employee following a change of control	$0	$0	$1,444,138	$0	$1,444,138
Corporation initiated (not for cause)(5)	$200,769	$0	$1,444,138	$0	$1,644,907
Good reason termination by employee	$0	$0	$1,444,138	$0	$1,444,138
Retirement(6)	$0	$0	$1,415,250	$0	$1,415,250
Resignation	$0	$0	$1,415,250	$0	$1,415,250
Death	$0	$0	$1,444,138	$0	$1,444,138
Disability	$0	$0	$1,444,138	$0	$1,444,138
For cause(5)	$200,769	$0	$0	$0	$200,769
William C. Vens
Upon a change in control(4)	$0	$0	$325,125	$0	$325,125
Corporation initiated (not for cause) or good reason termination by employee following a change of control	$0	$0	$225,125	$0	$225,125
Corporation initiated (not for cause)	$0	$0	$25,175	$0	$25,175
Retirement(6)	$0	$0	$0	$0	$0
Resignation	$0	$0	$0	$0	$0
Death	$0	$0	$225,125	$0	$225,125
Disability	$0	$0	$225,125	$0	$225,125
For cause	$0	$0	$0	$0	$0
Matthew A. Thompson
Upon a change in control(4)	$0	$0	$211,376	$0	$211,736
Corporation initiated (not for cause) following a change of control (7)	$600,000	$0	$148,876	$26,585	$775,461
Good reason termination by employee following a change of control (8)	$1,075,000	$0	$148,876	$0	$1,223,876
Corporation initiated (not for cause)(7)	$600,000	$0	$148,876	$26,585	$650,461
Good reason termination by employee	$0	$0	$0	$0	$0
Retirement(6)	$0	$0	$0	$0	$0
Resignation	$0	$0	$0	$0	$0
Death	$0	$0	$148,876	$0	$148,876
Disability	$0	$0	$148,876	$0	$148,876
For cause or dishonest activities, fraud, gross neglect of duties or misconduct	$0	$0	$0	$0	$0
Jeremy F. Goldstein
Upon a change in control(4)	$0	$0	$0	$0	$0
Corporation initiated (not for cause) or good reason termination by employee following a change of control(9)	$1,028,943	$0	$0	$34,448	$1,063,391
Corporation initiated (not for cause) or good reason termination by employee(9)	$1,028,943	$0	$0	$34,448	$1,063,391
Retirement(6)	$0	$0	$0	$0	$0
Resignation	$0	$0	$0	$0	$0
Death	$0	$0	$0	$0	$0
Disability	$0	$0	$0	$0	$0
For cause or dishonest activities, fraud, gross neglect of duties or misconduct	$0	$0	$0	$0	$0
Patrick S. Schmiedt
Upon a change in control(4)	$0	$0	$0	$0	$0
Corporation initiated (not for cause) or good reason termination by employee following a change of control(9)	$857,671	$0	$0	$22,338	$880,009
Corporation initiated (not for cause) or good reason termination by employee(9)	$857,671	$0	$0	$22,338	$880,009
Retirement(6)	$0	$0	$0	$0	$0
Resignation	$0	$0	$0	$0	$0
Death	$0	$0	$0	$0	$0
Disability	$0	$0	$0	$0	$0
For cause or dishonest activities, fraud, gross neglect of duties or misconduct	$0	$0	$0	$0	$0
(1)
For all NEOs, if employment is terminated by us without cause during a performance period, the NEO will be paid a pro-rated award under the Annual Incentive Plan if required under the terms of a written agreement between us and the NEO. If a NEO’s employment is terminated due to death or disability during a performance period, the NEO will be paid a pro-rated award under the Annual Incentive Plan.  In each case, the pro-rated award is determined based on actual performance during the performance period.  No awards were earned based on actual performance during the 2018 performance period. Upon a change in control, awards under the Annual Incentive Plan will be calculated based on our performance as of the date of the change in control.  Assuming that a change in control occurred on December 31, 2018, no awards would have been earned under the Annual Incentive Plan based on performance as of such date.

(2)
Represents the value of the unvested equity awards granted under the Restricted Stock Plan and the Long-Term Plan held by the NEO that would vest or continue to vest upon the indicated termination, calculated by multiplying the number of shares that would vest or continue to vest by $16.65, the closing price of our Class B common stock on December 31, 2018.

Under Mr. Nichols’ employment agreement, if we terminate him for cause, his outstanding unvested equity awards will be forfeited, and if his employment terminates for any other reason, his Stock Grant will continue to vest pursuant to his employment agreement and his other outstanding unvested equity awards will be treated as described below for awards granted under the Long-Term Plan.
Under the Restricted Stock Plan, all unvested equity awards will immediately vest (a) upon termination by us without cause, (b) by the NEO for good reason, (c) upon non-renewal of all agreements between us and the NEO, (d) upon separation by reason of death or disability, (e) upon retirement after the NEO reaches the age of 50 and has completed at least 20 years of service, and (f) upon a change in control unless the successor entity assumes the outstanding awards.  Under the Long-Term Plan, upon a termination by us without cause or by the NEO for good reason within two years following a change in control, any restrictions imposed on restricted stock will immediately vest and a pro-rated amount of any outstanding performance awards will vest based on the greater of (i) the payout at the target number of performance awards, and (ii) the payout based upon the actual performance level attained as of the last day of the calendar quarter immediately prior to the date of the termination without cause or the resignation for good reason. Under the Long-Term Plan, any outstanding unvested awards (x) will continue to vest upon the NEO’s death or disability, (y) will be forfeited upon the NEO’s resignation or retirement, and (z) will vest automatically upon termination without cause.   Under the Long-Term Plan, in the event of a change in control, all outstanding awards will vest unless the successor entity assumes, replaces or substitutes such awards.
(3)	Estimate based on the average cost per employee to the Corporation for these coverages.
(4)	Assumes that the outstanding unvested awards are not assumed, replaced or substituted in connection with a change in control.
(5)
Under Mr. Nichols’ employment agreement, if he is terminated for any reason prior to April 17, 2019, he is entitled to six months of base salary (including any base salary earned prior to his termination).  The amount in the “Cash Payment” column for Mr. Nichols represents the portion of the six months of his base salary that was not paid as of December 31, 2018 and would be payable in installments in accordance with our regular payroll practices.

(6)
None of the NEOs meet the criteria for retirement under the Restricted Stock Plan. Mr. Thompson does not meet the requirement for retirement set forth in his confidentiality, non-competition and non-solicitation agreement.

(7)
Represents the amounts payable to Mr. Thompson under his confidentiality, non-competition and non-solicitation agreement if he is terminated by us other than for dishonest activities, fraud, gross neglect of duty or misconduct, and includes (i) 12 months of his base salary, (ii) a pro-rated share of his target AIP award for the year in which the separation occurs, (iii) vesting of any awarded but unvested bonus provided under the Long-Term Plan related to performance periods prior to the year in which the separation occurs, and (iv) all costs associated with the continuation of his medical, dental and vision benefits under COBRA for 12 months, which amounts would be paid over 12 months in accordance with our regular payroll practices.

(8)
Represents the amounts payable to Mr. Thompson under his confidentiality, non-competition and non-solicitation agreement if he resigns for good reason on or before the two-year anniversary of a change in control, and includes (i) 24 months of his base salary, and (ii) his target AIP award for the year in which the separation occurs, which amounts would be paid within 30 days of the effect date of a release of claims executed by Mr. Thompson.

(9)
Represents the amounts payable to each of Mr. Goldstein and Mr. Schmiedt under his respective confidentiality, non-competition and non-solicitation agreement if he is terminated by us other than for dishonest activities, fraud, gross neglect of duty or misconduct or if he resigns for good reason (which includes termination of employment on or before the two-year anniversary of a change in control), and includes (i) 24 months of his base salary, (ii) his holiday bonus for two years, (iii) an award equal to his annual incentive bonus, including the AIP and the LTIP award, for the year in which the separation occurs, and (iv) all costs associated with the continuation of his medical, dental and vision benefits under COBRA for 12 months, which amounts would be paid over 24 months in accordance with our regular payroll practices.

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary, health benefits and distribution of account balances under our 401(k) Plan.
Payouts to Former Named Executive Officers
Mr. Birchfield
On August 16, 2018, we entered into an employment agreement with Mr. Birchfield.  This employment agreement superseded the severance, confidentiality, non-competition, and non-solicitation agreement between us and Mr. Birchfield dated May 10, 2018. The employment agreement called for Mr. Birchfield to serve as Chief Executive Officer through December 31, 2021, with automatic one-year extensions unless either party gave notification not less than 180 days prior to the expiration of the term or the agreement was earlier terminated in accordance with its terms.  Under the employment agreement, Mr. Birchfield’s base salary was $600,000, subject to annual review and merit salary increases, and he was eligible to receive awards under our incentive bonus plans, including an annual AIP award in a target amount equal to at least 166.7% of his base salary, an LTIP award with a target annual value of at least $400,000, and a VCIP award with a target annual value of at least $400,000.   He was also entitled to participate in all benefit plans offered to other senior executives and to our employees generally.   The employment agreement includes provisions requiring Mr. Birchfield to maintain the confidentiality of our confidential information and subjects Mr. Birchfield to non-competition and non-solicitation provisions for twelve months following the end of the term of the employment agreement.  In connection with the execution of the employment agreement, Mr. Birchfield received a cash bonus of $200,000, which was subject to full or partial repayment by Mr. Birchfield if his employment was terminated by us for cause or by him for good reason (each as defined in the employment agreement) prior to August 13, 2020.  In addition, Mr. Birchfield received 52,500 restricted shares of our Class B common stock, which shares were scheduled to vest equally over twelve quarters beginning September 30, 2018.   Mr. Birchfield was also eligible to receive up to 97,500 shares of our Class B common stock based on the achievement of certain performance targets over the period of July 1, 2018 through December 31, 2021.

On October 17, 2018, in connection with Mr. Birchfield’s resignation from the Corporation, we entered into a separation and general release agreement with Mr. Birchfield.  Pursuant to this agreement, in exchange for his general release of claims against the Corporation and his acknowledgement that the restrictive covenants set forth in his employment agreement will continue to remain in full force and effect, we agreed to waive any right we would otherwise have to recoup a pro-rata portion of Mr. Birchfield’s $200,000 cash bonus paid in August 2018.  In connection with his resignation, Mr. Birchfield forfeited his right to the unvested portion of his time-vested restricted shares and his eligibility to receive any of the 97,500 performance shares granted in August 2018, and also forfeited his outstanding LTIP and VCIP awards.  Mr. Birchfield also was no longer eligible to receive a payout under the Annual Incentive Plan for 2018.
Mr. Case
In February 2018, we entered into a severance, confidentiality, non-competition and non-solicitation agreement with Mr. Case.  Pursuant to that agreement and a severance pay, release and waiver of rights entered into with Mr. Case in February 2018, upon Mr. Case’s separation from the Corporation, he received (i) a lump sum payment of $575,000, payable over a one-year period; (ii) a lump sum amount of $34,658, representing a pro-rated share of his annual target AIP bonus under the Annual Incentive Plan for 2018; and (iii) a one-year continuation of employee benefits.
For a further discussion of Mr. Case’s severance, confidentiality, non-competition and non-solicitation agreement, see “Executive Compensation Discussion and Analysis—Other Compensation Matters—Employment Agreements” above.  Under the terms of the Restricted Stock Plan, upon his termination without cause, Mr. Case’s 4,603 shares of restricted stock, representing all of his outstanding awards under the Restricted Stock Plan, fully vested, with a value of $107,020 as of his separation date.

Chief Executive Officer Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and in accordance with Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of John D. Nichols, Jr., our Interim Chief Executive Officer (“CEO”).   The pay ratio included below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2018, our last completed fiscal year:
(a)	The annual total compensation for our median employee for 2018 was $62,429.
(b)
The annual total compensation of Mr. Nichols, as reported in the Summary Compensation Table included elsewhere within this Proxy Statement was $2,109,847 which, when his salary and perquisites were annualized, equates to a total annual compensation of $2,784,141.

(c)
Based on this information, for 2018 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees (“CEO Pay Ratio”) was reasonably estimated to be 45 to 1.

As permitted under SEC rules, we are using the same median employee for our 2018 pay ratio disclosure as we used for our 2017 pay ratio disclosure because we did not experience any meaningful changes in our employee population or employee compensation arrangements during 2018 that we reasonably believe would significantly impact our pay ratio disclosure and warrant calculating a new median employee.  We identified our median employee in December 2017.  To identify our median employee, as well as the annual total compensation of our median employee, the methodology and the material assumption, adjustments and estimates that we used were as follows:
(a)	We determined that, as of December 31, 2017, our employee population consisted of approximately 537 individuals. This population consisted of our full-time, part-time, and temporary employees.
(b)
We used a consistently applied compensation measure to identify our median employee by comparing the amount of gross earnings paid in 2017.  We identified our median employee by consistently applying this compensation measure to all of our employees included in the analysis.  For individuals hired after January 1, 2017 that were included in the employee population, we calculated these compensation elements on an annualized basis.  We did not make any cost of living adjustments in identifying the median employee.

(c)
After we identified our median employee, we combined all of the elements of such employee’s compensation for the 2018 year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of the median employee.

Proposal #3 - Advisory Vote To Approve Named Executive Officer Compensation
Section 14A of the Exchange Act enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (the “say-on-pay” proposal), as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.  At our May 2018 annual meeting of shareholders, approximately 94% of the votes cast were voted in favor of the compensation paid to our named executive officers.  The Compensation Committee believes this affirms that our shareholders support its approach to executive officer compensation, and no significant changes were made to this approach for 2018 or 2019 as a result of the vote.

At the 2017 annual meeting, our shareholders approved, on an advisory basis, “every one year” as the frequency for holding future advisory votes on the compensation paid to our named executive officers.  Consistent with the vote of our shareholders, at its meeting on August 8, 2017, the Board voted to approve holding advisory votes on the compensation paid to our named executive officers every year.  We intend to continue holding such votes annually until the next required vote on the frequency of the advisory vote on the compensation of our executive officers, which will be held at our 2023 annual meeting of shareholders.

As described more fully in the “Executive Compensation Discussion and Analysis” section of this Proxy Statement, and the tables and narrative discussions that follow, we evaluate executive officer compensation in several different ways, including market survey compensation data, periodically reviewing compensation information for peer companies and receiving advice and recommendations from the Chief Executive Officer (for the other executive officers) and the Compensation Committee’s independent compensation consultant.  This careful evaluation ensures that our executive officer compensation is competitive yet closely tied to both the Corporation’s and each executive officer's performance.

We recognize that there is considerable public discussion regarding appropriate approaches to compensation.  However, the Board believes that our executive officer compensation policies are balanced, appropriately focused on pay-for-performance principles, strongly aligned with the long-term interests of our shareholders, and enable us to attract and retain strong and experienced senior executives.
We are seeking your approval of the compensation of our NEOs as described in this Proxy Statement.  This say-on-pay proposal gives you the opportunity to express your views on our executive officer compensation practices.  This say-on-pay vote is not intended to approve any specific item of compensation but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement.  Accordingly, the Board recommends that our Class A shareholders vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Corporation’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Corporation’s Proxy Statement for the 2019 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Executive Compensation Discussion and Analysis, the compensation tables and the other related disclosures.”

Because your vote is advisory, it will not be binding upon the Corporation, the Compensation Committee or the Board of Directors.  While the Compensation Committee will consider the outcome of the vote when making future executive officer compensation decisions, the Committee will make its final decision based on what it considers to be the best interests for the Corporation.  The advisory vote to approve the compensation of our executive officers will be approved if more shares are voted “FOR” this proposal than “AGAINST.”  Neither abstentions nor broker non-votes will affect the outcome of this proposal.

The Board of Directors recommends a vote “FOR” the approval of our executive officer compensation.

Equity Ownership and Shareholder Information

Beneficial Owners of More than 5% of the Class A Common Stock
The following table contains information concerning persons who, to our knowledge, beneficially owned on February 1, 2019 more than 5% of our outstanding voting securities:

Name and Address of Beneficial Owner	Number of Class A Shares and Nature of Beneficial Ownership (a)	Percent of Class A Shares
Shapiro Family Interests	1,258,700	48.1%
(in the aggregate) (b)
799 Central Avenue
Highland Park, Illinois 60035
Nathan Shapiro (c)	1,137,066	43.5%
Robert Shapiro (d)	865,259	33.1%
Norton Shapiro	758,625	29.0%
John D. Weil (e)
4625 Lindell Blvd., Suite #335	186,771	7.1%
St. Louis, Missouri 63108

(a)	Shares as to which the beneficial owner has, or may be deemed to have, sole voting and investment powers as to Class A shares, except as otherwise noted.
(b)
Information with respect to the Shapiro family interests was obtained from Amendment No. 13 to Schedule 13D dated December 23, 1986, and Forms 4 and 5 as filed by such persons with the Securities and Exchange Commission and delivered to us, and additional information was provided by Nathan Shapiro.  The amounts shown for the individuals are included in the amount shown for the Shapiro family interests in the aggregate and included in the total shares for Nathan, Norton,  and Robert Shapiro, who are brothers.  The Class A shares reported for the Shapiro family interests include (i) 353,250 shares (13.5%) held of record by the Shapiro Family Limited Partnership – Gift Shares, for which Nathan Shapiro is the general partner and Norton and Robert Shapiro are limited partners and beneficiaries; (ii) 178,125 shares (6.8%) held of record by Diversified Enterprises, which is an Illinois partnership of which Nathan and Robert Shapiro are beneficial owners, and (iii) 219,750 shares (8.4%) held by JEG Enterprises, an Illinois partnership for which Nathan and Robert Shapiro are beneficial owners  and whose partners include Gebalt Fur Dressers, Jay Ell Company and other entities for which Nathan and Robert Shapiro are partners and beneficiaries. These shares, totaling 751,125 Class A shares (28.7%), are included in the listing for individual beneficial ownership of each of the Shapiro Family members listed above.

(c)
Includes 44,859 Class A shares (1.7%) held by New Horizons, Inc., a corporation of which Nathan Shapiro is the controlling shareholder; 21,375 Class A shares (.8%) held by Illinois Diversified, a general partnership to which beneficial ownership is held by Nathan Shapiro; and 173,062 Class A shares (6.6%) held by NS Associates, Inc., a corporation of which Nathan Shapiro is the controlling shareholder.

(d)	Includes 3,884 shares (.1%) held of record by Emlin Cosmetics, Inc., an Illinois corporation of which Robert Shapiro has voting and investment powers.
(e)
Information with respect to the interests of John D. Weil was obtained from Amendment No. 7 to Schedule 13D, dated March 14, 2019.  The shares reported include shares held in the name of family members, including Mr. Weil’s spouse, family trusts and a family limited partnership.  Mr. Weil has reported that he has sole voting and dispositive power as to 19,270 Class A shares and shared voting and dispositive power as to 167,501 Class A shares, subject to the limitation that Mr. Weil has disclaimed any beneficial ownership in the Class A shares held by his spouse in a revocable trust for her benefit and Class A shares held by various adult members of his family and extended family.

Common Stock Beneficially Owned by Directors and Management
Except as otherwise noted, the following table sets forth the number of shares of our Class A and Class B common stock beneficially owned as of March 18, 2019 by each of our current directors and director nominees; each of our named executive officers, as listed in the Summary Compensation Table on page 29; and all of our current directors and executive officers as a group.

	Class A Shares		Class B Shares
Name of Beneficial Owner or Identity of Group (1)	Number	Percent (2)	Number (3)	Percent (2)
Steven J. Bensinger	0	0.0%	8,643	*
Stuart D. Bilton	0	0.0%	50,282	*
Otto N. Frenzel, IV	3,132	*	29,116	*
Jeremy F. Goldstein	0	0.0%	0	0.0%
LoriAnn V. Lowery-Biggers	0	0.0%	2,992	*
David W. Michelson	0	0.0%	10,135	*
John D. Nichols, Jr.	0	0.0%	109,088	*
James A. Porcari, III	0	0.0%	7,484	*
Nathan Shapiro (4)	1,137,066	43.5%	2,514,132	20.5%
Robert Shapiro (4)	865,259	33.1%	1,857,037	15.2%
Patrick S. Schmiedt	40	*	90	*
Matthew A. Thompson	0	0.0%	3,359	*
William C. Vens	0	0.0%	17,001	*
W. Randall Birchfield (5)	0	0.0%	12,881	*
Steven A. Shapiro (4)	773,460	29.6%	1,815,076	14.8%
Michael J. Case (6)	0	0.0%	10,239	*
All current directors and executive officer (7)	1,254,372	48.0%	2,799,745	22.9%

(1)
Unless otherwise indicated, shares disclosed are those as to which the beneficial owner has sole voting and investment power with respect to Class A shares or sole investment power with respect to Class B shares and includes shares of unvested restricted stock and the beneficial interests of spouses and minor children who share the same residence as the named individual.

(2)	Ownership percentages marked as * represent less than 1% of the Class A shares or Class B shares, as applicable.
(3)	A total of 2,615,339 Class A shares and 12,234,130 Class B shares were issued and outstanding, including restricted shares not yet vested, as of March 18, 2019.
(4)
See “Beneficial Owners of More than 5% of the Class A Common Stock” for additional information on Class A shares.  The shares reported in the above table for Nathan, Robert, and Steven Shapiro include (i) 353,250 Class A and 360,875 Class B shares held by the Shapiro Family Limited Partnership – Gift Shares, for which Nathan Shapiro is the general partner and Robert Shapiro is a limited partners and beneficiary; (ii) 178,125 Class A shares and 559,500 Class B shares held of record by Diversified Enterprises, which is an Illinois partnership of which Nathan and Robert Shapiro are beneficial owners, and (iii) 219,750 Class A shares and 879,000 Class B shares held by JEG Enterprises, an Illinois partnership for which Nathan and Robert Shapiro are beneficial owners  and whose partners include Gebalt Fur Dressers, Jay Ell Company and other entities for which Nathan and Robert Shapiro are partners and beneficiaries.

In addition, for Nathan Shapiro, the shares reported include 44,859 Class A shares and 26,000 Class B shares held by New Horizons, Inc., a corporation of which Nathan Shapiro is the controlling shareholder; 21,375 Class A shares and 85,500 Class B shares held by Illinois Diversified, a general partnership to which beneficial ownership is held by Nathan Shapiro; and 173,062 Class A shares and 497,625 Class B shares held by NS Associates, Inc., a corporation of which Nathan Shapiro is the controlling shareholder.
In addition, for Robert Shapiro, the shares reported include 3,884 Class A shares held of record by Emlin Cosmetics, Inc., an Illinois corporation of which Robert Shapiro has voting and investment powers.
(5)	Share ownership for Mr. Birchfield is as of October 17, 2018, the last day of Mr. Birchfield’s employment with the Corporation.
(6)	Share ownership for Mr. Case is as of February 15, 2018, the last day of Mr. Case’s employment with the Corporation.
(7)	Total ownership by our current executive officers and Directors as a group equals 27.1% of the aggregate of all Class A and Class B shares outstanding on the record date.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires certain executive officers, directors and ten percent (10.0%) beneficial owners to file initial reports of ownership and reports of changes in ownership of our securities with the Securities and Exchange Commission.  Copies of those reports must be furnished to us.  Based solely on a review of the Section 16(a) reports furnished to us with respect to 2018 transactions and written representations from the affected executive officers and directors, we note the following: the Form 4 reporting the acquisition of restricted stock on February 9, 2018 was filed late for Mr. Bensinger, the Form 4 reporting the acquisition of restricted stock on May 8, 2018 was filed late for Mr. Michelson, and the Form 3 initial statements of insider ownership were filed late for Messrs. Goldstein and Schmiedt following their appointment as executive officers on November 6, 2018.  We believe that all other Section 16(a) filing requirements applicable to our executive officers and directors during 2018 were satisfied.

Shareholder Communication
The Board has determined to provide a process by which shareholders may communicate with the Board as a whole, a Board committee or individual directors.  Shareholders wishing to communicate with either the Board as a whole, a Board committee or an individual member may do so by sending a written communication addressed to the Board of Directors of Protective Insurance Corporation or to the desired committee or to an individual director, c/o Corporate Secretary, Protective Insurance Corporation, 111 Congressional Boulevard, Carmel, IN 46032 or by sending an electronic mail message to investors@protectiveinsurance.com.  All communications will be compiled by our Corporate Secretary and submitted to the Board or the addressee not later than the next regular Board meeting.

Submission of Shareholder Proposals
In order to submit a shareholder proposal for inclusion in our proxy statement for the 2020 Annual Meeting of Shareholders pursuant to SEC Rule 14a-8, the proposal must be received by our Corporate Secretary at our principal office on or before December 7, 2019.  Such proposals also will need to comply with SEC regulations regarding the inclusion of shareholder proposals in our proxy materials if the shareholder would like the proposal to be so included.

In order to be considered at the 2020 Annual Meeting of Shareholders, shareholder proposals must comply with the advance notice and eligibility requirements contained in our Code of By-laws. The Code of By-laws provides that shareholders are required to give us advance notice of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before an annual shareholders' meeting.  Specifically, the Code of By-laws provides that for a shareholder to nominate a person for election to the Board, the shareholder must be entitled to vote for the election of directors at the meeting and must give timely written notice of the nomination to our Corporate Secretary.  The Code of By-laws also provides that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have been a shareholder of record at the time of giving us notice, must be entitled to vote at the annual meeting of shareholders, and must give timely written notice thereof to our Corporate Secretary.  In order to be timely, a shareholder's notice must be delivered to our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders.  For the 2020 annual meeting of shareholders, notice must be delivered no earlier than January 8, 2020 and no later than February 7, 2020.  In the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date, notice by the shareholder, to be timely, must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.  The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

The specific requirements of these advance notice and eligibility provisions are set forth in Sections 3.5 and 3.6 of our Code of By-laws, a copy of which is available upon request.  Such request and any shareholder proposals should be sent to our Secretary at our principal executive offices.

Other Matters
We know of no other matters to be presented for action at the Annual Meeting.  If any other matters should properly come before the Annual Meeting or any adjournment of the Annual Meeting, those matters will be acted on by the persons named as proxies in the accompanying proxy card.  The proxies will use their best judgment to vote the shares in the best interests of the Corporation.

The Annual Report on Form 10-K for the year ended December 31, 2018 contains financial statements for the year ended December 31, 2018 and other information about our operations.   The Annual Report on Form 10-K is enclosed with this Proxy Statement but is not regarded as proxy soliciting material.  In addition, the Compensation Committee Report and the Audit Committee Report included in this Proxy Statement are not regarded as proxy soliciting material and should not be deemed filed with the SEC or incorporated by reference in any of our filings with the SEC.

Each shareholder is urged to mark, date, sign and return the enclosed proxy card in the envelope provided for that purpose.  Prompt response is helpful, and we appreciate your cooperation.

April 5, 2019

By Order of the Board of Directors

/s/ Sally B. Wignall
Sally B. Wignall
Senior Vice President and Secretary

Protective Insurance Corporation
111 Congressional Blvd.
Carmel, IN 46032

2019 Annual Meeting of Shareholders
Tuesday, May 7, 2019
Protective Insurance Corporation
111 Congressional Blvd.
Carmel, IN 46032

Proxy solicited on behalf of the Board of Directors.  Please promptly vote, sign, date and return this proxy card using the enclosed envelope. Your vote is important.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.  Sign on reverse side.   X

Annual Meeting Proxy Card
The undersigned hereby appoints William C. Vens and Sally B. Wignall, or either of them, with full powers of substitution, as proxies to represent and vote all shares of stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Protective Insurance Corporation to be held on May 7, 2019, and at any adjournment thereof, with all of the powers the undersigned would possess if personally present, as follows:

Proposal 1 - Election of Directors:		For	Withhold
	All Directors	☐	☐
Or Individually:
(A)	Steven J. Bensinger	☐	☐
(B)	Stuart D. Bilton	☐	☐
(C)	Otto N. Frenzel IV	☐	☐
(D)	LoriAnn Lowery-Biggers	☐	☐
(E)	David W. Michelson	☐	☐
(F)	John D. Nichols, Jr.	☐	☐
(G)	James A. Porcari III	☐	☐
(H)	Nathan Shapiro	☐	☐
(I)	Robert Shapiro	☐	☐

Proposal 2 - Ratify the appointment of Ernst & Young LLP as Independent Auditor for the Corporation for 2019:
For	Against	Abstain
☐	☐	☐

Continued on Reverse Side

Proposal 3 - Advisory approval of the Corporation's executive officer compensation:
For	Against	Abstain
☐	☐	☐

The Board of Directors recommends voting FOR each of the director nominees listed above and FOR Proposals 2 and 3.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no such direction is made, this proxy will be voted FOR the election of each of the director nominees listed in Proposal 1 and FOR Proposals 2 and 3.

Authorized Signatures — This section must be completed for your vote to be counted.
Date and Sign Below.

Please sign exactly as name(s) appears.  Joint owners should each sign.  When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below

Signature 1 - Please keep signature within the box

Signature 2 - Please keep signature within the box